UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2014

EPIRUS BIOPHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

699 Boylston Street

Eleventh Floor

Boston, MA 02116

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (617) 600-4313

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On July 15, 2014, EPIRUS Biopharmaceuticals, Inc., formerly known as Zalicus Inc., a Delaware corporation (“Epirus” or the “Company”), completed its merger with the former entity EPIRUS Biopharmaceuticals, Inc., a Delaware corporation and private company (the “Former Entity”), pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization (as amended, the “Merger Agreement”), dated as of April 15, 2014, by and among the Company, the Former Entity and EB Sub, Inc. (“EB Sub”), formerly known as BRunning, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (the “Merger”). The boards of directors of the Company and the Former Entity approved the Merger on April 15, 2014, and the stockholders of the Company and the Former Entity approved the Merger and related matters on July 15, 2014, including the change of the Company’s name from Zalicus Inc. to EPIRUS Biopharmaceuticals, Inc. Pursuant to the Merger Agreement, EB Sub merged with and into the Former Entity with the Former Entity being the surviving corporation of the Merger and thereby becoming a wholly-owned subsidiary of the Company.

Pursuant to the Merger, each share of capital stock of the Former Entity was exchanged for the right to receive 1.3259 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”). Outstanding options and warrants of the Former Entity were exchanged at the same ratio. Upon the consummation of the Merger, equityholders of the Former Entity were issued an aggregate of 102,881,899 shares of Common Stock plus 11,740,631 shares of Common Stock which could be issued in the future upon exercise of Epirus stock options and warrants. Immediately following the consummation of the Merger, the Company had approximately 128,990,809 shares of Common Stock issued and outstanding.

The shares of Common Stock issued to the stockholders of the Former Entity in the Merger were registered with the Securities and Exchange Commission (the “SEC”) on a Registration Statement on Form S-4 (Registration No. 333-195818) (the “Registration Statement”), of which the Joint Proxy Statement/Prospectus, dated June 6, 2014, furnished to the stockholders of the Company and the Former Entity entitled to vote on the Merger and related matters form a part (the “Prospectus”). Please see the information set forth in the sections of the Prospectus entitled “The Merger - Interests of Zalicus’ Executive Officers and Directors in the Merger” and “The Merger - Interests of Epirus’ Executive Officers and Directors in the Merger,” which sections are incorporated herein by reference, for a description of the relationships between and among the Company, the Former Entity and their respective executive officers and directors. For additional information about the Merger, reference is made to the Registration Statement, including the Proxy Statement.

Item 3.03.	Material Modifications to Rights of Security Holders.

The information set forth in Item 5.03 of this Current Report on Form 8-K is hereby incorporated by reference.

Item 5.01.	Changes in Control of Registrant.

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

As a result of the Merger, the former stockholders of the Former Entity own 81% of the Company’s total outstanding shares of Common Stock and the total voting power of all of the Company’s outstanding securities.

Principal Stockholders

The following table and the related notes present information on the beneficial ownership of shares of Common Stock after giving effect to the Merger on July 15, 2014 and prior to the Reverse Stock Split (as defined and described below), by each director and executive officer of the Company and by each person or group who is known to the management of the Company to be the beneficial owner of more than 5% of Common Stock outstanding as of July 15, 2014. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned.

The number of shares of Common Stock beneficially owned and percentage of voting power below are based on 128,990,809 shares of the Company’s Common Stock outstanding on July 15, 2014, and the respective voting rights of such shares as of such date, which consisted of one (1) vote for each share of Common Stock. In addition, shares of Common Stock that may be acquired by an individual or group within 60 days of July 15, 2014, pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the ownership and voting power of such individual or group, but are not deemed to be outstanding for the purpose of computing the ownership and voting power of any other person shown in the table. Unless otherwise indicated, the address for each director and executive officer listed is: c/o EPIRUS Biopharmaceuticals, Inc., 699 Boylston Street, 11th Floor, Boston, MA 02116.

5% Stockholders	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned
5AM Ventures and related persons(1)	22,352,570	17.30%
Montreux Equity Partners IV, L.P. and related persons(2)	22,239,223	17.24%
TPG Technology Partners III, L.P.(3)	22,239,223	17.24%
Livzon MABPharm Inc.(4)	15,660,235	12.14%

Directors and Executive Officers	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned
Mark Corrigan(5)	496,512	*
William Hunter(6)	30,837	*
Amit Munshi(7)	1,173,212	*
Scott Rocklage(1)	22,352,570	17.30%
Geoffrey Duyk(3)	0	*
Daotian Fu(4)	0	*
J. Kevin Buchi(8)	38,889	*
Thomas Shea(9)	134,302	*
Robert Ticktin	0	*
Michael Wyand(10)	345,487	*
Executive officers and directors as a group (10 persons)(11)	24,571,809	19.05%

*	Represents holders of less than 1%.
(1)	Consists of 21,790,966 shares of Common Stock held by 5 AM Ventures III, L.P, which includes 198,349 shares of Common Stock pursuant to warrants exercisable within 60 days of July 15, 2014, and 561,604 shares of Common Stock held by 5AM Co-Investors III, L.P., which includes 5,111 shares of Common Stock pursuant to warrants exercisable within 60 days of July 15, 2014. 5AM Partners III, LLC is the general partner of 5AM Ventures III, L.P. and 5AM Co-Investors III, L.P. Scott M. Rocklage, a member of the Company’s board of directors, is a managing member of 5AM Partners III, LLC and may be deemed to have shared voting and investment power over the shares held by 5AM Ventures III, L.P. and 5AM Co-Investors III, L.P. Dr. Rocklage disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address for investment funds affiliated with 5AM Ventures III, L.P. is 2200 Sand Hill Road, Suite 110, Menlo Park, CA 94025.
(2)	Consists of 19,524,459 shares Common Stock held by Montreux Equity Partners IV, L.P. and 2,714,764 shares of Common Stock held by Montreux Equity Partners V, L.P. John J. Savarese, M.D., Daniel K. Turner III and Howard D. Palefsky are the managers of Montreux Equity Management IV, L.L.C., the sole general partner of Montreux Equity Partners IV, L.P. and may be deemed to share voting and investment power over the shares held by Montreux Equity Partners IV, L.P. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest. The address for Montreux Equity Partners IV, L.P. and Montreux Equity Partners V, L.P. is One Ferry Building, Suite 255, San Francisco, CA 94111.
(3)	Consists of 22,239,223 shares of Common Stock held by TPG Biotechnology Partners III, L.P, a Delaware limited partnership. The general partner of TPG Biotechnology Partners III, L.P. is TPG Biotechnology GenPar III, L.P., a Delaware limited partnership, whose general partner is TPG Biotechnology GenPar III Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation. David Bonderman and James G. Coulter are officers and sole stockholders of TPG Group Holdings (SBS) Advisors, Inc. and may therefore be deemed to be the beneficial owners of the shares of Common Stock held by TPG Biotechnology Partners III, L.P. The address of each of TPG Group Holdings (SBS) Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(4)	Consists of 15,660,235 shares of common stock held by Livzon. Livzon’s controlling shareholder is Livzon Pharmaceutical Group, Inc. (“Livzon,” a pharmaceutical listed company in Mainland China and in Hong Kong (Stock code:000513.SZ, 01513.HK)), which holds 51% shares of Livzon Mabpharm, Inc. Daotian Fu disclaims any beneficial ownership. The address for Livzon is No. 108, Guihau North Road, Gongbei, Zhuhai, Guangdong, China, 519020.
(5)	Consists of 86,791 shares of Common Stock and 409,721 shares of Common Stock underlying options exercisable within 60 days of July 15, 2014.
(6)	Consists of 18,337 shares of Common Stock and 12,500 shares of Common Stock underlying options exercisable within 60 days of July 15, 2014.
(7)	Consists of 692,530 shares of Common Stock and 480,682 shares of Common Stock underlying options that are vested and that are vested and exercisable within 60 days of July 15, 2014.
(8)	Consists of 38,889 shares of Common Stock that are vested and exercisable within 60 days of July 15, 2014.
(9)	Consists of 134,302 shares of Common Stock that are vested and exercisable within 60 days of July 15, 2014.
(10)	Consists of 216,416 shares of Common Stock and 129,071 shares of Common Stock underlying options that are vested and exercisable within 60 days of July 15, 2014.
(11)	See footnotes (1), (3), (4), (5), (6), (7), (8), (9) and (10) above.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Directors

Pursuant to the terms of the Merger Agreement, effective immediately prior to the consummation of the Merger on July 15, 2014, Frank Haydu, Sally W. Crawford, Michael Kauffman and W. James O’Shea resigned from the Company’s board of directors. Mark H.N. Corrigan and William Hunter remain on the Company’s board of directors, and J. Kevin Buchi, Geoffrey Duyk, Daotian Fu, Julie McHugh, Amit Munshi and Scott Rocklage were appointed as directors of the Company.

Officers

Pursuant to the terms of the Merger Agreement, effective immediately after the consummation of the Merger on July 15, 2014, Mark H.N. Corrigan was terminated without cause from his position as President and Chief Executive Officer of the Company, and Justin Renz was terminated without cause from his position as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company. Amit Munshi was appointed as the Company’s President and Chief Executive Officer and Thomas Shea was appointed as the Company’s Chief Financial Officer.

Option Plan Amendments

At the Annual Meeting, stockholders approved an amendment to the Company’s amended and restated 2004 incentive plan (the “2004 Plan”) to, among other things, increase the total number of shares of Common Stock currently issuable under the 2004 Plan by 3,000,000 shares after giving effect to the Company’s 1-for-10 reverse stock split (the “2004 Plan Proposal”).

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Increase in Authorized Shares

On July 15, 2014, after receiving the requisite approval of the Company’s stockholders at its 2014 annual meeting of stockholders (the “Annual Meeting”), the Company amended its certificate of incorporation to increase the number of authorized shares of Common Stock from 200,000,000 to 300,000,000 and to change the name of the Company from Zalicus Inc. to EPIRUS Biopharmaceuticals, Inc.

A copy of the Certificate of Amendment is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Reverse Stock Split

As described in the Prospectus, at the Company’s annual meeting of stockholders held on July 15, 2014, the Company’s stockholders approved the Certificate of Amendment, pursuant to which any whole number of outstanding shares between and including six (6) and twelve (12) would be combined and reclassified into one share of Common Stock, with the final ratio to be determined by the Company’s board of directors as set forth in more detail in the Prospectus. Thereafter, the Company’s board of directors determined to effect a 1-for-10 reverse stock split (the “Reverse Stock Split”) and authorized the implementation of the Reverse Stock Split and the filing of the Certificate of Amendment (the “Reverse Split Amendment”). In connection with the Closing, the Company filed the Reverse Split Amendment to become effective at 12:01 a.m. on July 16, 2014.

As a result of the Reverse Stock Split, every ten (10) shares of the Company’s pre-Reverse Stock Split Common Stock will be combined and reclassified into one (1) share of the Common Stock. Beginning with the opening of trading on July 16, 2014, the Company’s Common Stock will trade on the NASDAQ Capital Market on a Reverse Stock Split adjusted basis with a new CUSIP number of 29428P 107.

No fractional shares will be issued in connection with the Reverse Stock Split. In accordance with the Certificate of Amendment, stockholders of the Company who would have otherwise been due a fractional share will receive a cash payment instead of such fractional share determined on the basis of the closing price of the Common Stock on the NASDAQ Capital Market on July 15, 2014, the last business day before the effective date of the Reverse Stock Split. Proportional adjustments will be made to the Company’s outstanding warrants, stock options and other equity awards and to the Company’s equity compensation plans to reflect the Reverse Stock Split.

A copy of the Certificate of Amendment is filed as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

Annual Stockholder Meeting

At the Annual Meeting, stockholders approved eight proposals: (i) the issuance of shares of the Company’s Common Stock in the Merger as contemplated by the Merger Agreement (“Proposal 1”); (ii) an amendment to the Company’s sixth amended and restated certificate of incorporation to effect a reverse stock split of the Company’s issued and outstanding shares of Common Stock, pursuant to which any whole number of outstanding shares between and including 6 and 12 would be combined and reclassified into one share of the Company’s Common Stock (such exact amount to be determined by the Company’s board of directors) (“Proposal 2”); (iii) an amendment to the Company’s sixth amended and restated certificate of incorporation to increase the number of authorized shares of Common Stock from 200,000,00 shares to 300,000,000 shares and to change the name of the Company to EPIRUS Biopharmaceuticals, Inc. (“Proposal 3”); (iv) the 2004 Plan Proposal (“Proposal 4”); (v) the election of Michael Kauffman and W. James O’Shea as Class III members of the board of directors, to serve until the Company’s 2017 annual meeting of stockholders and until their successors are duly elected and qualified (the “Alternative Directors Proposal”), provided, however, that, because the Merger was completed, the board of the Company was reconstituted pursuant to the Merger Agreement immediately following the consummation of the Merger (“Proposal 5”); (vi) the approval, on a non-binding, advisory basis, of the compensation of the named executive officers (“Proposal 6”); (vii) the approval of the “golden parachute” compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger (“Proposal 7”); and (viii) the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 (“Proposal 8”).

Proposal 1. Approval of the Issuance of Shares of Company Common Stock in the Merger

The vote with respect to the approval of the issuance of shares of Company Common Stock in the Merger was as follows:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
5,122,273	295,398	86,785	12,568,886

Proposal 2. Authorization of the Company’s Board of Directors to Effect a Reverse Stock Split

The vote with respect to the approval of the amendment to the Company’s sixth amended and restated certificate of incorporation to effect a reverse stock split was as follows:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
15,414,537	2,034,372	624,433	0

Proposal 3. Amendment to the Sixth Amended and Restated Certificate of Incorporation to Increase Authorized Common Stock and to Effect the Name Change

The vote with respect to the approval of the amendment to the Company’s sixth amended and restated certificate of incorporation to increase the Company’s authorized common stock and to effect the name change was as follows:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
15,727,559	1,801,534	574,249	0

Proposal 4. Approval of Amendment to 2004 Plan

The vote with respect to the approval of the amendment to the 2004 Plan was as follows:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
3,977,735	1,352,717	174,004	12,568,886

Proposal 5. Election of Directors

The vote with respect to the election of directors was as follows:

	FOR	WITHHOLD
Michael Kauffman	3,948,733	1,555,723
W. James O’Shea	4,536,008	968,448

Notwithstanding these approvals, the Alternate Directors were not elected to the Company’s board of directors by the Alternative Directors Proposal because the board of the Company was reconstituted pursuant to the Merger Agreement immediately following the consummation of the Merger.

Proposal 6. Advisory Vote on Executive Compensation

The advisory vote on the compensation of the Company’s named executive officers was as follows:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
4,638,102	725,602	140,752	12,568,886

Proposal 7. Advisory Vote on Golden Parachute Compensation

The advisory vote on the golden parachute compensation that may be paid to the Company’s named executive officers after the Merger was as follows:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
3,739,072	1,640,993	124,391	12,568,886

Proposal 8. Ratification of Selection of Independent Registered Public Accounting Firm

The vote with respect to the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014 was as follows:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
17,357,660	531,125	184,556	0

Item 7.01.	Regulation FD Disclosure.

On July 15, 2014, the Company issued two press releases announcing the completion of the Merger and the post-Merger board of directors. The full text of the press releases regarding the announcements are filed as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial statements of business acquired.

EPIRUS BIOPHARMACEUTICALS, INC. CONSOLIDATED FINANCIAL STATEMENTS

EPIRUS Biopharmaceuticals, Inc.

(A Development Stage Company)

Index to Consolidated Financial Statements

Page
Report of Independent Registered Public Accounting Firm	A-2

Consolidated Balance Sheets as of December 31, 2012 and 2013	A-3

Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2012 and 2013, and the Period from January 25, 2011 through December 31, 2013	A-4

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit) for the Years Ended December 31, 2012 and 2013, and the Period from January 25, 2011 through December 31, 2013	A-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2012 and 2013, and the Period from January 25, 2011 through December 31, 2013	A-6

Notes to Consolidated Financial Statements	A-7

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

EPIRUS Biopharmaceuticals, Inc.

We have audited the accompanying consolidated balance sheets of EPIRUS Biopharmaceuticals, Inc. (a development stage enterprise) (the Company) as of December 31, 2013 and 2012 and the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ (deficit) equity and cash flows for each of the two years in the period ended December 31, 2013 and for the period from January 25, 2011 through December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EPIRUS Biopharmaceuticals, Inc. (a development stage enterprise) as of December 31, 2013 and 2012 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2013 and for the period from January 25, 2011 through December 31, 2013 in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 8, 2014

EPIRUS Biopharmaceuticals, Inc.

(A Development Stage Company)

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31,
	2012	2013
Assets
Current assets:
Cash and cash equivalents	$2,234	$1,798
Prepaid expenses and other current assets	828	888

Total current assets	3,062	2,686
Property and equipment, net	35	90
In-process research and development	2,437	2,437
Goodwill	1,499	1,499
Restricted cash	25	25
Other assets	5	57

Total assets	$7,063	$6,794

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$605	$1,067
Accrued expenses	761	2,492
Convertible notes	—	12,500
Deferred tax benefit	—	185

Total current liabilities	1,366	16,244
Warrant liability	3,081	5,843
Deferred tax liability	959	—
Deferred tax benefit, net of current portion	—	738

Commitments and contingencies (Note 12)

Series A convertible preferred stock, $0.0001 par value; Authorized—49,585,950 shares; Issued and Outstanding—26,750,440 shares at December 31, 2012 and 27,248,746 shares at December 31, 2013; aggregate liquidation preference of $27,249 at December 31, 2013	22,844	23,348

Stockholders’ deficit:
Common stock, $0.0001 par value; Authorized—58,550,958 shares; Issued and Outstanding— 1,588,256 shares at December 31, 2012 and 1,787,667 shares at December 31, 2013	—	—
Additional paid-in capital	2,745	5,348
Deficit accumulated during the development stage	(23,932)	(44,727)

Total stockholders’ deficit	(21,187)	(39,379)

Total liabilities, convertible preferred stock and stockholders’ deficit	$7,063	$6,794

See accompanying notes to consolidated financial statements.

EPIRUS Biopharmaceuticals, Inc.

(A Development Stage Company)

Consolidated Statements of Operations and Comprehensive Loss

(In thousands)

	Years Ended December 31,		January 25, 2011 to December 31, 2013
	2012	2013
Operating expenses:
Research and development	$10,864	$9,659	$26,715
General and administrative	3,785	4,809	10,640

Total operating expenses	14,649	14,468	37,355

Loss from operations	(14,649)	(14,468)	(37,355)

Other income (expense):
Interest expense	(334)	(5,543)	(5,914)
Change in fair value of warrant liability	(352)	(789)	(1,488)
Other income, net	148	5	30

Total other expense, net	(538)	(6,327)	(7,372)

Net loss	$(15,187)	$(20,795)	$(44,727)

Comprehensive loss	$(15,187)	$(20,795)	$(44,727)

Net loss per share:
Basic	$(15.04)	$(11.70)	$(40.46)

Diluted	$(15.04)	$(11.70)	$(40.46)

Weighted average shares
Basic	1,009,958	1,776,934	1,105,341

Diluted	1,009,958	1,776,934	1,105,341

See accompanying notes to consolidated financial statements

EPIRUS Biopharmaceuticals, Inc.

(A Development Stage Company)

Consolidated Statements of Change in Convertible Preferred Stock and Stockholders’ Equity (Deficit)

(In thousands, except share amounts)

			Beneficial Conversion Feature on Convertible Notes			Additional Paid-In Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ Deficit
	Series A Convertible Preferred Stock			Common Stock
	Shares	Amount		Shares	Amount
Balance at January 25, 2011 (Note 4)	8,035,554	$6,421	$—	456,340	$—	$2,070	$—	$2,070
Issuance of common stock	—	—	—	57,043	—	13	—	13
Beneficial conversion feature	—	—	248	—	—	18	—	18
Issuance of common stock warrant	—	—	—	—	—	9	—	9
Comprehensive loss	—	—	—	—	—	—	(8,745)	(8,745)

Balance at December 31, 2011	8,035,554	$6,421	$248	513,383	$—	$2,110	$(8,745)	$(6,635)
Issuance of common stock to an investor in connection with anti-dilution agreement	—	—	—	1,032,091	—	228	—	228
Issuance of preferred stock, net of $114 of issuance costs	14,983,069	12,949	—	—	—	—	—	—
Issuance of preferred stock upon conversion of convertible debt	3,082,664	2,857	(248)	—	—	248	—	248
Exercise of common stock warrant	—	—	—	42,782	—	3	—	3
Exercise of preferred stock warrants	649,153	617	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	156	—	156
Comprehensive loss	—	—	—	—	—	—	(15,187)	(15,187)

Balance at December 31, 2012	26,750,440	$22,844	$—	1,588,256	$—	$2,745	$(23,932)	$(21,187)
Exercise of common stock warrant	—	—		21,391	—	2	—	2
Exercise of preferred stock warrant	498,306	504	—	—	—	—	—	—
Exercise of stock options	—	—	—	178,020	—	21	—	21
Beneficial conversion feature	—	—	—	—	—	2,440	—	2,440
Stock-based compensation expense	—	—	—	—	—	140	—	140
Comprehensive loss	—	—	—	—	—	—	(20,795)	(20,795)

Balance at December 31, 2013	27,248,746	$23,348	$—	1,787,667	$—	$5,348	$(44,727)	$(39,379)

See accompanying notes to consolidated financial statements

EPIRUS Biopharmaceuticals, Inc.

(A Development Stage Company)

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,		January 25, 2011 through December 31, 2013
	2012	2013
Cash flows from operating activities:
Net loss	$(15,187)	$(20,795)	$(44,727)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	7	31	39
Non-cash interest expense	248	4,912	5,178
Stock-based compensation	156	140	296
Deferred taxes	—	(16)	(16)
Change in fair value of anti-dilution instrument	(195)	—	(70)
Change in fair value of warrants	352	789	1,488
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(788)	(60)	(888)
Other non-current assets	(30)	(52)	(82)
Accounts payable	(2,100)	462	(68)
Accrued expenses	669	1,711	2,314

Net cash used in operating activities	(16,868)	(12,878)	(36,536)

Cash flows from investing activities:
Purchases of property and equipment	(37)	(86)	(129)

Net cash (used in) provided by investing activities	(37)	(86)	(129)

Cash flows from financing activities:
Proceeds from the issuance of common stock and warrants	—	—	21
Net proceeds from the issuance of preferred stock and warrants	14,869	—	14,869
Proceeds from the issuance of convertible notes, net	—	12,500	15,500
Proceeds from exercise of preferred share warrants	6	5	11
Proceeds from exercise of common stock warrants	3	2	5
Proceeds from the exercise of common stock options	—	21	21

Net cash provided by financing activities	14,878	12,528	30,427

Net (decrease) increase in cash and cash equivalents	(2,027)	(436)	(6,238)
Cash and cash equivalents—Beginning of period	4,261	2,234	8,036

Cash and cash equivalents—End of period	$2,234	$1,798	$1,798

Supplemental schedule of non-cash investing and financing activities:
Conversion of convertible debt and accrued interest into preferred stock and warrants (Note 13)	$3,083	$—	$3,083
Reclass of warrant liabilities to preferred stock upon exercise	$611	$499	$1,110

See accompanying notes to consolidated financial statements

EPIRUS Biopharmaceuticals, Inc.

(A Development Stage Company)

Notes to Consolidated Financial Statements

(In thousands, except share amounts)

1.	Nature of business

Organization

EPIRUS Biopharmaceuticals, Inc. (the “Company” or “Epirus”), formerly known as Fourteen22, Inc., is a clinical stage biopharmaceutical company that was originally incorporated in the Cayman Islands on November 26, 2008 as a wholly owned subsidiary of Moksha8, Inc. (“Moksha8”). On January 18, 2011, the Company became a Delaware corporation. The Company was legally separated from Moksha8 on January 25, 2011. The Company has a principal place of business in Boston, Massachusetts. The Company focuses on the development of biosimilar monoclonal antibodies (MAbs) for emerging markets. The Company’s lead program candidate is BOW015, a biosimilar to infliximab. Infliximab is a biologic product originally developed by Centocor, a Johnson and Johnson company, and sold under the tradename Remicade® globally.

On January 25, 2011, the Company entered into a Series A Convertible Preferred Stock and Warrant Purchase Agreement (the “Series A Preferred Financing”) whereby it sold 8,035,557 shares of its Series A Convertible Preferred Stock (“Series A Preferred”) and warrants to purchase 1,205,333 shares of Series A Preferred to four investors for approximately $8,036 in gross proceeds in the initial closing. The offering also contemplated a second closing of an additional 22,064,443 shares of its Series A Preferred and warrants to purchase 3,309,666 shares of Series A Preferred for approximately $22,064 in proceeds, upon (a) the achievement of certain clinical milestones or (b) at the option of 70% of the Series A Preferred investors.

Prior to the Series A Preferred Financing, the Company was wholly owned by Moksha8. Immediately after the Series A Preferred Financing, Moksha8 owned approximately 4.8% of the Company on a fully diluted basis, representing all of the outstanding common shares at that time. In connection with the change in control, Epirus applied push-down accounting and its financial statements reflect a new basis of accounting that is based on the fair value of assets acquired and liabilities assumed as of the Series A Preferred Financing date, January 25, 2011. As a result, the consolidated financial statements presented herein are from January 25, 2011 through December 31, 2013. See Note 4, “Push-Down Accounting,” for additional information regarding the Series A Preferred Financing and the application of push-down accounting.

In August 2013, the Company transferred all of its intellectual property to its subsidiary, Epirus Switzerland GmbH, a Swiss corporation. As compensation for this transaction, the Company entered into a promissory note with Epirus Switzerland GmbH in the amount of $10,080, which is eliminated within the consolidated financial statements.

The Company has not generated any significant revenue from its planned principal operations and, as a result, is considered to be a development stage entity. The Company is devoting substantially all of its efforts to product research and development, market research, and raising capital. The Company is subject to a number of risks similar to those of other development stage life science companies, including dependence on key individuals, competition from other companies, the need for development of commercially viable products, and the need to obtain adequate additional financing to fund the development of its product candidates. The Company is also subject to a number of risks similar to other companies in the industry, including rapid technological change, regulatory approval of products, uncertainty of market acceptance of products, competition from substitute products and larger companies, the need to obtain additional financing, compliance with government regulations, protection of proprietary technology, dependence on third parties, product liability, and dependence on key individuals. If the Company does not successfully commercialize any of its product candidates, it will be unable to generate recurring product revenue or achieve profitability.

The accompanying financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. However, as presented in the financial statements, at December 31, 2013, the Company had cash of $1,798 and a deficit accumulated in the development stage of $44,727. During the year ended December 31, 2013, the Company also incurred a net loss of $20,795 and negative cash flows from operations of $12,878. The Company will be required to obtain significant additional capital, alternative means of financial support, or both prior to December 31, 2014, in order to continue to fund its operating plan. As a result, there exists substantial doubt about the Company’s ability to continue as a going concern.

The 2013 financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern. The Company is currently considering several strategic options in order to ensure the continued funding of operations, including, but not limited to, the sale of additional debt or equity securities in a private offering, an initial public offering or a merger. However, there is no guarantee that such additional funding or transactions will be available or available on terms favorable to the Company. Should the Company be unable to generate additional funding or complete a merger, its operations could be adversely impacted.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The preparation of the Company’s consolidated financial statements requires it to make estimates and assumptions that impact the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in the Company’s consolidated financial statements and accompanying notes. The most significant estimates in the Company’s consolidated financial statements relate to the valuation of equity awards, fair value estimates of warrant liabilities, embedded derivatives, anti-dilution liabilities, purchase price allocations, estimated useful lives of fixed assets and intangible assets and accruals relating to clinical trials. The Company bases its estimates and assumptions on historical experience when available and on various factors that it believes to be reasonable under the circumstances. The Company evaluates its estimates and assumptions on an ongoing basis. The Company’s actual results may differ from these estimates under different assumptions or conditions.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: Epirus Biopharmaceuticals Ltd, a United Kingdom corporation; Epirus Switzerland GmbH, a Swiss corporation; and Epirus Brasil Tecnologia LTDA; a Brazilian corporation. All significant intercompany balances and transactions have been eliminated in consolidation.

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker (“CODM”) or decision-making group in making decisions regarding resource allocation and assessing performance. The Company and the Company’s CODM view the Company’s operations and manage its business in one operating segment: the development and commercialization of biosimilar monoclonal antibodies for emerging markets. The Company’s entire business is managed by a single management team, which reports to the Chief Executive Officer. For the years ended December 31, 2012 and 2013, all of the Company’s long-lived assets were held within the United States.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of 90 days or less from the date of purchase to be cash equivalents. Cash and cash equivalents are held in depository accounts.

Concentrations of Credit Risk and Off-Balance Sheet Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash, cash equivalents and restricted cash. The Company maintains its cash and cash equivalent balances in the form of checking and savings accounts with financial institutions that management believes are creditworthy. The Company’s investment policy includes guidelines on the quality of the institutions and financial instruments and defines allowable investments that the Company believes minimizes the exposure to concentration of credit risk. The Company has no financial instruments with off-balance-sheet risk of loss.

Fair Value of Financial Instruments

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. The Company determines the fair market values of its financial instruments based on the fair value hierarchy, which is a hierarchy of inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the financial instrument based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the financial instrument and are developed based on the information available in the circumstances. The fair value hierarchy applies only to the valuation inputs used in determining the reported or disclosed fair value of the financial instruments and is not a measure of the investment credit quality. The three levels of the fair value hierarchy, and its applicability to the Company’s financial assets and liabilities, are described below:

Level 1 Inputs: Unadjusted quoted prices in active markets that are accessible at the measurement date of identical, unrestricted assets or liabilities.

Level 2 Inputs: Quoted prices for similar assets or liabilities, or inputs that are observable, either directly or indirectly, for substantially the full term through corroboration with observable market data. Level 2 includes investments valued at quoted prices adjusted for legal or contractual restrictions specific to the security.

Level 3 Inputs: Pricing inputs are unobservable for the assets or liabilities, that is, inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the assets. Level 3 includes private investments that are supported by little or no market activity.

The fair value hierarchy level is determined by asset class based on the lowest level of significant input. In periods of market inactivity, the observability of prices and inputs may be reduced for certain instruments. This condition could cause an instrument to be reclassified between levels. During the year ended December 31, 2012 and 2013, there were no transfers between levels.

The Company measures cash equivalents at fair value on a recurring basis. The fair value of cash equivalents is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The fair values of the warrant liability were determined based on “Level 3” inputs and utilizing the Black-Scholes option-pricing model (Note 11). The fair value of the anti-dilution protection liability was determined based on “Level 3” inputs (Note 11 and Note 14).

The fair value of the Company’s convertible notes was determined using current applicable rates for similar instruments with similar conversion and settlement features as of the balance sheet date. The carrying value of the Company’s convertible notes payable approximates their fair value considering their short-term maturity dates and considering that the stated interest rate is near current market rates for instruments with similar conversion and settlement features. The fair value of the Company’s convertible notes was determined using Level 3 inputs.

Property and Equipment

Property and equipment are recorded at cost and are depreciated when placed into service using the straight-line method of depreciation, based on their estimated useful lives as follows:

Asset Description	Estimated Useful Lives
Furniture and fixtures	5 years
Office and computer equipment	3 years
Leasehold improvements	Shorter of the useful life or remaining lease term

Upon retirement or sale, the cost of assets disposed and the related accumulated depreciation is removed from the accounts and any resulting gain or loss is recorded in the consolidated statements of operations.

Restricted Cash

Restricted cash represents cash held in a depository account at a financial institution to collateralize a conditional stand-by letter of credit related to the Company’s Boston, Massachusetts, facility lease agreement. Restricted cash is reported as non-current unless the restrictions are expected to be released in the next 12 months.

Intangible Asset

The Company’s intangible asset consists of acquired in-process research and development (“IPR&D”), which was recognized in connection with the application of push-down accounting on January 25, 2011 (Note 4). IPR&D represents the fair value assigned to research and development assets that were not fully developed at the date of acquisition. IPR&D acquired in a business combination or recognized from the application of push-down accounting is capitalized on the Company’s consolidated balance sheet at its acquisition-date fair value. Until the project is completed, the assets are accounted for as indefinite-lived intangible assets and subject to impairment testing. Upon completion of the projects, the carrying value of IPR&D is amortized over the estimated useful life of the asset.

When performing the impairment assessment, the Company first assesses qualitative factors to determine whether it is necessary to recalculate the fair value of its acquired IPR&D. If the Company believes, as a result of the qualitative assessment, that it is more likely than not that the fair value of acquired IPR&D is less than its carrying amount, it calculates the fair value using the same methodology as described above. If the carrying value of the Company’s acquired IPR&D exceeds its fair value, then the intangible asset is written down to its fair value. For the years ended December 31, 2012 and 2013, the Company determined that there was no impairment of its IPR&D.

Goodwill

Goodwill was $1,499 as of December 31, 2012 and 2013, and recognized in connection with the application of push-down accounting in January 2011. Goodwill represents the difference between the consideration transferred and the fair value of the net assets acquired under the acquisition method of accounting for business combinations. Goodwill is not amortized but is evaluated for impairment within the Company’s single reporting unit on an annual basis, during the fourth quarter, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the Company’s reporting unit below its carrying amount. When performing the impairment assessment, the accounting standard for testing goodwill for impairment permits a company to first assess the qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the goodwill is impaired. If the Company believes, as a result of the qualitative assessment, that it is more likely than not that the fair value of goodwill is impaired, the Company must perform the first step of the goodwill impairment test. The Company has determined that goodwill was not impaired as of December 31, 2013. The Company did not recognize any impairment charges related to goodwill during the years ended December 31, 2012 and 2013, nor the period from January 25, 2011 through December 31, 2013.

Deferred Rent

Deferred rent, included within accrued expenses in the consolidated balance sheet, consists of the difference between cash payments and the recognition of rent expense on a straight-line basis for the facilities the Company occupies. The Company’s lease for its Boston, Massachusetts, facility provides for a rent-free period as well as fixed increases in minimum annual rental payments. The total amount of rental payments due over the lease term is being charged to rent expense ratably over the life of the lease.

Organizational Costs

All organizational costs are expensed as incurred.

Research and Development Costs

Research and development costs are charged to expense as incurred in performing research and development activities. The costs include employee compensation, facilities and overhead, clinical study and related clinical manufacturing costs, regulatory and other related costs.

Costs for certain development activities, such as clinical trials, are recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, or information provided to the Company by its vendors with respect to their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the consolidated financial statements as prepaid or accrued research and development expense, as the case may be.

Stock-Based Compensation

The Company accounts for grants of stock options and restricted stock based on their grant date fair value and recognizes compensation expense over the vesting period. The Company estimates the fair value of stock options as of the date of grant using the Black-Scholes option-pricing model and restricted stock based on the fair value of the underlying common stock as determined by management (Note 11).

Stock-based compensation expense represents the cost of the grant date fair value of employee stock option grants recognized over the requisite service period of the awards (usually the vesting period) on a straight-line basis, net of estimated forfeitures. The expense is adjusted for actual forfeitures at year-end. Stock-based compensation expense recognized in the consolidated financial statements is based on awards that are ultimately expected to vest.

Income Taxes

The Company accounts for income taxes under the liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in operations in the period that includes the enactment date.

The Company recognizes net deferred tax assets through the recording of a valuation allowance to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that the Company would be able to realize its deferred tax assets in the future, in excess of its net recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions on the basis of a two-step process whereby: (1) management determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, management recognizes the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes interest and penalties related to unrecognized tax benefits within income tax expense. Any accrued interest and penalties are included within the related tax liability. The Company has no recorded uncertain tax positions as of December 31, 2012 or 2013.

Net Loss Per Share

Basic net loss per share is calculated by dividing net loss by the weighted average shares outstanding during the period, without consideration for common stock equivalents. During periods of income, the Company allocates participating securities a proportional share of income determined by dividing total weighted average participating securities by the sum of the total weighted average common shares and participating securities (the “two-class method”). The Company’s convertible preferred stock participate in any dividends declared by the Company and are therefore considered to be participating securities. Participating securities have the effect of diluting both basic and diluted earnings per share during periods of income. During periods of loss, the Company allocates no loss to participating securities because they have no contractual obligation to share in the losses of the Company. Diluted net loss per share attributable to common stockholders is calculated by adjusting weighted average shares outstanding for the dilutive effect of common stock equivalents outstanding for the period, determined using the treasury-stock and if-converted methods. For purposes of the diluted net loss per share calculation, preferred stock, convertible notes, stock options, and warrants are considered to be common stock equivalents but have been excluded from the calculation of diluted net loss per share, as their effect would be anti-dilutive for all periods presented. Therefore, basic and diluted net loss per share were the same for all periods presented.

Comprehensive Loss

Comprehensive loss is the change in equity of a company during a period from transactions and other events and circumstances, excluding transactions resulting from investments by owners and distributions to owners. The Company’s net loss equals comprehensive loss for all periods presented.

3.	Business Agreements

In September 2013, the Company entered into a binding Heads of Agreement (“Orygen Heads of Agreement”) with Orygen Biotechnology (“Orygen”), a Brazilian corporation, for the negotiation of the terms of a definitive agreement under which Orygen would be granted exclusive rights to commercialize BOW015 in Brazil, and an option to take a license to develop and commercialize certain other Epirus pipeline products. The Orygen Heads of Agreement provided that the parties would exclusively negotiate with respect to rights to BOW015 and Epirus’s other pipeline products in Brazil during the specified negotiation period.

The Company is continuing discussions with Orygen with respect to negotiation of the terms of a definitive agreement. The Orygen Heads of Agreement was set to expire in February 2014 if a definitive agreement was not reached or the negotiation period was not extended. In March 2014, the Company amended the Orygen Agreement to extend it for a period of six months to continue discussions towards the completion of a definitive agreement. As consideration for entry into the Orygen Heads of Agreement, and the rights to be granted under the definitive agreement, the Company received cash consideration of $250 from Orygen in the first quarter of 2014.

4.	Push-Down Accounting

On January 25, 2011, the Company entered into a Series A Preferred Financing whereby it sold 8,035,557 shares of its Series A Preferred and warrants to purchase 1,205,333 shares of Series A Preferred to four investors for approximately $8,036 in gross proceeds in the initial closing. The offering also contemplated a second closing of an additional 22,064,443 shares of its Series A Preferred and warrants to purchase 3,309,666 shares of Series A Preferred for approximately $22,064 in proceeds, upon (a) the achievement of certain clinical milestones or (b) at the option of 70% of the Series A Preferred investors (“Second Closing”).

Prior to the Series A Preferred Financing the Company was wholly owned by Moksha8. Immediately after the Series A Preferred Financing, Moksha8 owned approximately 4.8% of the Company on a fully diluted basis, representing all of the outstanding common shares at that time. In connection with the change in control associated with the Series A Preferred Financing, all of the investors in the Company immediately subsequent to the Series A Preferred Financing were determined to represent a collaborative group, which obtained 100% ownership of the Company. The Series A Preferred Financing offering investors consisted of three venture capital firms and an individual investor. The Company’s determination that all of its investors represented a collaborative group was based upon consideration of a number of factors, including independence of the investors, risk and rewards of ownership in proportion to the investors’ classes and sizes of investments, promotion of the Series A Preferred Financing, and subsequent collaboration of the investors.

Because the collaborative group acquired 100% of the Company, push-down accounting was required. The Company applied push-down accounting as of January 25, 2011. Epirus adopted the “virtual parent” model (that is, the collaborative group is viewed as a “virtual parent”) as its accounting policy for applying push-down accounting. Under the virtual parent model, the amount pushed down will be the basis of accounting recorded by the virtual parent as if the virtual parent hypothetically acquired the Company on January 25, 2011, the date the virtual parent obtained control, and applied the acquisition method. Additionally, the gross proceeds received from the Series A Preferred financing have been presented in the Consolidated Statement of Cash Flows as the beginning period balance of cash and cash equivalents. The table below summarizes the fair value of the identifiable assets acquired and liabilities assumed following the virtual parent model:

Purchase price	$8,492

Assets (liabilities) acquired:
Cash	$8,036
IPR&D	2,437
Goodwill	1,499
Accrued expenses and other liabilities	(1,377)
Warrant liability	(846)
Anti-dilution protection liability	(298)
Deferred tax liability	(959)

Total net assets acquired	$8,492

The purchase price under the virtual parent model was $8,492, which represents the fair value of the Company at January 25, 2011, based upon the amount the Series A Preferred investors paid to obtain their ownership interests on that date. The purchase price was recorded to stockholders’ equity as follows:

Series A Preferred	$6,422
Common stock	—
Additional paid-in capital	2,070

Total net assets acquired	$8,492

The fair value of the identifiable assets acquired and liabilities assumed was based on management’s judgment after evaluating several factors, including a valuation assessment performed by a third-party appraiser.

The fair value of the IPR&D asset relates to the Company’s lead product candidate, BOW015.

Goodwill represents the excess of the purchase price over the fair values of assets acquired and liabilities assumed, and is not expected to be deductible for income tax purposes. Goodwill is not amortized but tested for impairment on an annual basis or when indicators of impairment exist (Note 7).

The warrant liability represents the fair value of warrants to purchase shares of Series A Preferred, which were sold in the Series A Preferred Financing (Note 10).

The anti-dilution protection liability represents the fair value of anti-dilution protection provided to Moksha8 in connection with the Series A Preferred Financing, whereby its investment in Epirus will be maintained at 4% of the Company’s fully diluted capitalization (Note 11 and 14).

The deferred tax liability primarily relates to the temporary difference associated with the IPR&D asset, which is not expected to be deductible for tax purposes.

Series A Preferred was recorded net of the Series A Preferred warrant liability, the anti-dilution protection liability, and issuance costs of $470.

5.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	As of December 31,
	2012	2013
Prepaid clinical expenses	$576	$599
Prepaid manufacturing expenses	142	194
Prepaid other expenses	67	85
Other current assets	43	10

Prepaid expenses and other current assets	$828	$888

6.	Property and Equipment, Net

Property and equipment consisted of the following:

	As of December 31,
	2012	2013
Computer equipment	$43	$70
Furniture and fixtures	—	49
Leasehold improvements	—	10

Total property and equipment	43	129
Less: accumulated deprecation	(8)	(39)

Property and equipment, net	$35	$90

Depreciation expense related to property and equipment amounted to $7, $31 and $39 for the years ended December 31, 2012 and 2013, and the period from January 25, 2011 to December 31, 2013, respectively.

7.	IPR&D and Goodwill

IPR&D

The Company’s IPR&D asset relates to the development and commercialization of the Company’s lead product candidate, BOW015. The carrying value of the IPR&D at both December 31, 2012 and 2013 was $2,437.

Development of BOW015 requires significant internal and external testing, clinical trials and approvals from foreign regulatory authorities before it can be commercialized. Numerous risks and uncertainties can delay or stop clinical development of a product prior to the receipt of marketing approval. Given the risks and uncertainties, there can be no assurance that the development of the product candidate will be successfully completed. If development is not successful, in whole or in part, or is not completed in a timely manner, the Company may not realize the expected financial benefits from the IPR&D, which could have a material adverse effect on the Company’s results of operations.

Goodwill

The Company’s goodwill balance as of December 31, 2012 and 2013, was $1,499. As of December 31, 2013, there were no accumulated impairment losses. Goodwill has been assigned to the Company’s single reporting unit, which is the single operating segment by which the CODM manages the Company (Note 2).

8.	Accrued Expenses and Other Current Liabilities

Accrued expenses consisted of the following:

	As of December 31,
	2012	2013
Accrued compensation	$244	$725
Accrued clinical expense	118	286
Accrued professional fees	396	544
Accrued manufacturing expense	—	380
Accrued interest expense	—	502
Other	3	55

Total accrued expenses	$761	$2,492

9.	Convertible Debt

During 2011, the Company issued $3,000 of convertible notes, (“2011 Notes”). The 2011 Notes bore interest at a rate of 8% per annum with a maturity date of December 31, 2012.

The 2011 convertible note issuances were: (1) automatically convertible upon the consummation of a qualifying equity fundraising of gross proceeds of $20,000, including proceeds from the convertible note issuances and of which at least $10,000 was from one or more outside investors, into the class of shares to be issued to investors participating in the fundraising at a conversion price per share equal to 85% of the price per share paid by other investors; (2) convertible at the election of holders of at least 50% of the aggregate outstanding principal amount of the notes upon the consummation of a non-qualifying equity fundraising, the issuance of convertible preferred stock that does not constitute a qualified financing, into the class of shares to be issued to investors participating in the fundraising at a conversion price per share equal to 85% of the price per share paid by other investors; (3) automatically convertible upon the consummation of a change of control through an acquisition or asset transfer into either Series A Preferred at a price of $1.00 per share or repaid in cash in full, at the option of the holders of at least 50% of the nominal amount of the aggregate outstanding principal amount of the notes; and (4) convertible into Series A Preferred at a price of $1.00 per share and warrants with a term of seven years and an exercise price of $1.00 per share exercisable for the number of shares of Series A Preferred equal to 15% of the original principal amount of the notes and accrued interest, at the option of the holders of at least 50% of the nominal amount of the aggregate outstanding principal amount of the notes, at any time prior to the conversion under another method or the payment in full of the notes.

The Company determined the 2011 Notes contain a beneficial conversion feature (“BCF”). The BCF was measured at $266 and recorded as a debt discount. The debt discount was amortized to interest expense using the effective interest method over the period between the issuance date and the maturity date.

On April 3, 2012, the $3,000 principal balance of the 2011 Notes and accrued interest of $83 were converted into 3,082,664 shares of Series A Preferred and warrants to purchase 462,399 shares of Series A Preferred with an exercise price of $1.00 per share (Note 10), which, upon issuance, were recorded as a warrant liability in the consolidated balance sheet at their then-fair value of $226. The debt discount on the 2011 Notes was fully amortized upon conversion.

On March 13, 2013, the board of directors approved the issuance of $7,500 of convertible notes. The notes bear interest at a rate of 8% per annum and provide the holders of the notes with 20% warrant coverage. The Company received proceeds of $5,000 on March 13, 2013, and $2,500 on July 8, 2013. On October 1, 2013, the board of directors approved the issuance of an additional $5,000 of convertible notes. The notes bear interest at a rate of 8% per annum and provide the investors of the notes with 20% warrant coverage. The Company received proceeds of $1,667 on October 1, 2013, and the remaining $3,333 on October 31, 2013. All of the notes have a maturity date of December 31, 2013.

The 2013 convertible notes were: (1) automatically convertible upon the consummation of a qualifying equity fundraising of gross proceeds of $20,000, excluding proceeds from the convertible note issuances, into the class of shares to be issued to investors participating in the fundraising at a conversion price per share equal to 80% of the price per share paid by other investors; (2) convertible upon the consummation of a non-qualifying equity fundraising, the issuance of convertible preferred stock that does not constitute a qualified financing, into either the class of shares to be issued to investors participating in the fundraising at a conversion price per share equal to 80% of the price per share paid by other investors or Series A Preferred at a price of $1.00 per share, at the election of holders of at least 60% of the aggregate outstanding principal amount of the notes; (3) automatically puttable upon the consummation of a change of control through an acquisition or asset transfer into cash equal to three times the outstanding principal, plus accrued but unpaid interest through the date of payment; and (4) convertible into Series A Preferred at a price of $1.00 per share, at the option of the holders of at least 60% of the nominal amount of the aggregate outstanding principal amount of the notes upon the notes not being converted under another method as of the maturity date.

In connection with the 2013 convertible notes issuances, the Company issued to the note purchasers warrants to purchase an aggregate of 2,499,996 shares of Series A Preferred with an exercise price of $0.01 per share, subject to certain limitations and adjustments (Note 10). The aggregate fair values of the warrants at their issuance dates of $2,472 (Note 11) were recorded as a discount to the respective convertible notes.

The Company determined the convertible notes issued during 2013 contain a BCF aggregating $2,440, which was recorded as a debt discount. The debt discounts were amortized to interest expense using the effective interest method over the period between the issuance dates and the maturity date. The debt discounts on the notes issued in 2013 were fully amortized as of December 31, 2013, and the carrying value of the convertible notes was $12,500.

As of December 31, 2013, the convertible notes principal outstanding and all accrued but unpaid interest was due and payable. In March 2014, the $12,500 of convertible notes principal outstanding and accrued interest of $684 were converted into 13,184,383 shares of Series A Preferred.

10.	Warrants to Purchase Series A Preferred and Common Stock

The Company issued warrants to purchase shares of the Company’s Series A Preferred at various dates during and between the years ended December 31, 2011 and 2013, in connection with various financing arrangements, including the issuance of convertible notes and the issuance of Series A Preferred, and to one of the Company’s Series A Preferred investors for services provided. All of the warrants to purchase Series A Preferred were recorded as liabilities that must be remeasured at each reporting period (see Note 11 for additional information regarding the measurement of fair value of the warrant liabilities). The warrants to purchase Series A Preferred outstanding as of December 31, 2012 and 2013, were issued as follows.

In 2011, the Company issued warrants to purchase 1,205,333 shares of Series A Preferred, with a fair value of $846, in connection with the issuance of Series A Preferred on January 25, 2011.

During the year ended December 31, 2012, the Company issued warrants to purchase 2,709,856 shares of Series A Preferred as follows:

(1)	462,399 warrants with a fair value of $226 issued upon conversion of the 2011 Notes on April 3, 2012 (Note 9);

(2)	749,999 warrants with a fair value of $646 issued in connection with the issuance of Series A Preferred on April 3, 2012 (Note 13);

(3)	747,459 warrants with a fair value of $636 issued in connection with the issuance of Series A Preferred on July 20, 2012 (Note 13);

(4)	2,540 warrants with a fair value of $2 issued to one of the Company’s Series A Preferred investors for services provided; and

(5)	747,459 warrants with a fair value of $636 issued in connection with the issuance of Series A Preferred on October 1, 2012 (Note 13).

During the year ended December 31, 2013, the Company issued warrants to purchase 2,499,996 shares of Series A Preferred as follows:

(1)	999,999 warrants with a fair value of $826 issued in connection with the issuance of convertible notes on March 13, 2013 (Note 9);

(2)	499,998 warrants with a fair value of $494 issued in connection with the issuance of convertible notes on July 8, 2013 (Note 9);

(3)	333,333 warrants with a fair value of $384 issued in connection with the issuance of convertible notes on October 1, 2013 (Note 9); and

(4)	666,666 warrants with a fair value of $768 issued in connection with the issuance of convertible notes on October 31, 2013 (Note 9).

Each warrant was immediately exercisable and generally expires approximately seven years from the original date of issuance. Of the warrants to purchase shares of the Company’s Series A Preferred, 462,399 have an exercise price of $1.00 and 5,963,577 have an exercise price of $0.01. Each warrant is exercisable on either a physical settlement or net share settlement basis. Warrants to purchase 649,153 and 498,306 shares of Series A Preferred were exercised at a price of $0.01 per share in the years ended December 31, 2012 and 2013, respectively.

As of December 31, 2012 and 2013, the following warrants to purchase Series A Preferred were outstanding (in thousands, except share and per share amounts):

	As of December 31, 2012
	Number of Shares Underlying Warrant	Exercise Price Per Share	Fair Value at December 31, 2012
Series A Preferred	462,399	$1.00	$275
Series A Preferred	2,803,637	$0.01	$2,806

	As of December 31, 2013
	Number of Shares Underlying Warrant	Exercise Price Per Share	Fair Value at December 31, 2013
Series A Preferred	462,399	$1.00	$311
Series A Preferred	4,805,327	$0.01	$5,532

Common Stock Warrants

In connection with services provided by a Series A Preferred investor, in July 2011 and February 2012, the Company issued warrants for the purchase of up to an aggregate of 64,173 shares of the Company’s common stock with a fair value of $14. The warrants were immediately exercisable at an exercise price range of $0.06 to $0.12 per share and expire approximately one year from the original date of issuance. The fair value of the warrants was determined using a Black-Scholes option-pricing model with the following range of assumptions: expected volatility of 47.71% to 58.62%, contractual term of one year and risk-free interest rate of 0.18% to 0.21%. The fair value of the common stock warrants was recorded to additional paid-in capital upon issuance. During the years ended December 31, 2012 and 2013, warrants to purchase 42,782 shares and 21,391 shares, respectively, were exercised through cash payments by the holders.

11.	Fair Value Measurements

The following table summarizes the financial assets and liabilities measured at fair value on a recurring basis in the accompanying balance sheets as of December 31, 2012 and 2013:

	As of December 31, 2012
	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents	$2,234	$—	$—	$2,234

	$2,234	$—	$—	$2,234

Liabilities
Warrant liability (1)	$—	$—	$3,081	$3,081

	$—	$—	$3,081	$3,081

	As of December 31, 2013
	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents	$1,798	$—	$—	$1,798

	$1,798	$—	$—	$1,798

Liabilities
Warrant liability (1)	$—	$—	$5,843	$5,843

	$—	$—	$5,843	$5,843

(1)	Fair value is determined using a hybrid of the PWERM and OPM, as discussed below.

Warrant Liability

The warrant liability represents the liability for warrants to purchase shares of Series A Preferred issued to investors in connection with the Company’s Series A Preferred financings (Note 13) and issued to holders of the Company’s convertible notes (Note 9). The warrant liability is calculated using the Black-Scholes option-pricing model. This valuation method uses inputs such as fair value of the Company’s Series A Preferred shares, historical volatility, the term of the warrant and risk-free interest rates. As of December 31, 2012, the Company determined the fair value of its Series A Preferred utilizing the option-pricing method (“OPM”) as the type of exit event was unknown as of the measurement date. At December 31, 2013, the fair value of the Series A Preferred was determined using a hybrid of the probability-weighted expected return method (“PWERM”) and the OPM (“Hybrid Method”).

The PWERM is a scenario-based analysis that estimates the value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to us, as well as the economic and control rights of each share class. Under the OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The values of the preferred and common stock are inferred by analyzing these options.

The hybrid method is a hybrid between the PWERM and the OPM, estimating the probability-weighted value across multiple scenarios but using the OPM to estimate the allocation of value within one of or more of those scenarios. In this valuation the hybrid model considers two possible outcomes: an IPO and a later, unspecified liquidity event, which is modelled using the OPM.

For the IPO scenario, equity value is estimated using the guideline public company (“GPC”) method under the market approach and the discounted cash flow (“DCF”) method under the income approach. Under the GPC method, equity value is estimated as a multiple of paid-in capital, using the median multiple indicated by selected initial public offerings by biotechnology companies. For the DCF method, a discount rate of 35% is assumed.

In the OPM, equity value is estimated by back-solving the overall hybrid value such that the result is equal to the anticipated price of a future preferred stock series. The OPM assumes 2.75 years to liquidity and annual volatility of 53%.

Accordingly, the valuation of the warrant liability is determined using Level 3 inputs.

The fair value of the outstanding warrants to purchase Series A Preferred was remeasured as of each reporting period end using a Black-Scholes option-pricing model with the fair value of the Company’s Series A Preferred and the following assumptions:

	Years ended December 31,
	2012	2013
Risk-free interest rate	0.72% - 1.18%	1.75% - 2.45%
Expected volatility	61.71% - 64.32%	59.54% - 62.83%
Remaining contractual term (in years)	5.07 - 6.75	4.07 - 6.84
Expected dividend yield	0%	0%

Risk-Free Interest Rate. The risk-free interest rate assumption is based on observed interest rates appropriate for the expected term of the stock option grants.

Expected Volatility. Due to the Company’s limited operating history and lack of company-specific historical or implied volatility, the expected volatility assumption is based on historical volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the biotechnology industry.

Remaining Contractual Term. The Company derived the remaining contractual term based on the time from the reporting date until the warrant expiration date.

Expected Dividend Yield. The expected dividend yield assumption is based on the fact that the Company has never paid cash dividends and has no intention to pay future cash dividends.

As of December 31, 2012 and 2013, the warrant liability has a fair value of $3,081 and $5,843, respectively. Significant changes in the identified unobservable inputs used in the fair value measurements of the Company’s common and preferred stock would result in a significantly different fair value measurement of the warrant liability.

Anti-dilution Protection Liability

As discussed in Note 4 and Note 14, the Company recorded an anti-dilution protection liability in January 2011, which represents the fair value of anti-dilution protection provided to Moksha8 in connection with the Series A

Preferred Financing, whereby its investment in Epirus will be maintained at 4% of the Company’s fully diluted capitalization. The anti-dilution protection liability was determined to be a free-standing instrument that must be recorded as a liability and carried at fair value. The fair value of the anti-dilution protection liability was measured based on the expected number of shares to be issued pursuant to the agreement with Moksha8 and the fair value of the Company’s common stock at each date. During the years ended December 31, 2011 and 2012, the Company determined the fair value of its common stock utilizing the OPM as the type of exit event was unknown as of the measurement dates. Accordingly, the valuation of the anti-dilution protection liability is determined using Level 3 inputs. As a result of changes in the fair value of the anti-dilution protection liability, the Company recognized other income of $195 in the Company’s consolidated statement of operations and comprehensive loss in the year ended December 31, 2012. Shares of common stock were issued pursuant to the anti-dilution protection in the year ended December 31, 2012, with a fair value of $228. The anti-dilution protection expired in October 2012.

Changes in the fair value of the warrant liability where fair value is determined using Level 3 inputs, were as follows:

Balance at January 1, 2012	$1,194
Warrant exercise	(611)
Warrant issuance	2,146
Change in fair value	352

Balance at December 31, 2012	$3,081
Warrant exercise	(499)
Warrant issuance	2,472
Change in fair value	789

Balance at December 31, 2013	$5,843

Changes in the fair value of the anti-dilution financial instrument where fair value is determined using Level 3 inputs, were as follows:

Balance at January 1, 2012	$423
Change in fair value	(195)
Issuance of common stock pursuant to anti-dilution protection	(228)

Balance at December 31, 2012	$—

Balance at December 31, 2013	$—

12.	Commitments and Contingencies

Operating Leases

The Company leases office space in Boston, Massachusetts, and New York City, New York, with expiration dates of June 30, 2016, and September 30, 2014, respectively. The Company’s Boston, Massachusetts, operating lease is non-cancellable for the term of the lease while the New York City, New York, operating lease provides the Company a cancellation option with 3 months’ written notice. The aggregate minimum annual lease commitments as of December 31, 2013, are as follows:

Year Ending December 31,
2014	$205
2015	164
2016	82

Total minimum lease payments	$451

Rent expense under operating lease agreements amounted to approximately $57, $236, and $293 for the years ended December 31, 2012 and 2013, and the period from January 25, 2011 to December 31, 2013, respectively.

License Agreements

From time to time, the Company enters into various licensing agreements whereby the Company may use certain technologies in conjunction with its product research and development.

Moksha8 Pharmaceuticals

In December 2010, the Company entered into a Revenue and Negotiation Rights Agreement (“the Moksha8 Revenue Agreement”) with Moksha8 to settle an outstanding promissory note issued from the Company to Moksha8 in May 2009. The Moksha8 Revenue Agreement provides for certain contingent payments to be made to Moksha8 based upon future licensing revenues and worldwide net sales of products that are based on the assets acquired from Moksha8, namely BOW015, biosimilar adalimumab and biosimilar rituximab (the “Products”).

Under the Moksha8 Revenue Agreement, the Company is required to pay Moksha8 tiered royalties based on net sales of Products by the Company or the Company’s affiliates at percentages ranging from the very low single-digits up to the very low double digits, depending on the applicable Product. If the Company grant rights to any third party to commercialize the Products, the Company is also required to pay to Moksha8 a portion of all licensing revenue received by the Company from any such third party under any such agreements, at a tiered percentage ranging from the mid-single digits up to the mid-teens, depending on the specific Product. The Company has the right to defer certain components of the licensing revenue payments owed to Moksha8 for a specified period, subject to the payment of interest on such deferred payments at a specified rate. The Company’s obligation to pay royalties to Moksha8 under the Moksha8 Revenue Agreement for sales by the Company or the Company’s affiliates will expire, on a country-by-country and Product-by-Product basis, on the tenth anniversary of the first commercial sale of such Product in such country, and the Company’s obligation to make payments of licensing revenue will expire ten years following the first commercial sale of a Product by the applicable third party.

On a product-by-product basis, if the Company wishes to grant rights to a third party to commercialize a Product prior to December 2015 in certain specified Latin American territories, the Company is required to notify Moksha8 of the Company’s desire to grant such rights, and to offer to Moksha8 a simultaneous right to negotiate with the Company for the grant of such rights in such countries, provided that Moksha8’s right of negotiation is non-exclusive, and does not restrict the Company’s ability to enter into a definitive agreement with a third party for the grant of such rights at any time.

Catalent Pharma Solutions

In January 2009, Moksha8 entered into a cell line sale agreement with Catalent Pharma Solutions (“Catalent”) for the acquisition of a gene expression cell line for BOW015 developed by Catalent for Moksha8 pursuant to a separate development and manufacturing agreement dated July 14, 2008 (the “GPEx Cell Line” and such agreement the “Cell Line Agreement”). The Cell Line Agreement was assigned to the Company in connection with the Series A Preferred Financing on January 25, 2011 (Note 4). Under the terms of the Cell Line Agreement, the Company acquired all rights in the GPEx Cell Line for development and commercialization of products using the GPEx Cell Line, namely BOW015, subject to certain obligations to make contingent payments to Catalent.

Under the Cell Line Agreement, the Company paid Catalent $125 on execution of the Cell Line Agreement, and a further $125 upon exercise of the Company’s option to complete the purchase of the GPEx Cell Line. The Company is required to make additional payments to Catalent of up to $650 in the aggregate upon the achievement of certain development and regulatory milestones. In March 2013, the Company paid $150 to Catalent upon completion and initiation of certain clinical trials for BOW015. As of December 31, 2013, the Company could be obligated to pay an additional $500 for the achievement of certain development and regulatory milestones. In addition, the Company will be required to pay a contingent sale fee as royalties on worldwide net sales of BOW015 or any other product manufactured using the GPEx Cell Line at a percentage in the very low single digits for a period of 20 years following the first commercial sale, and thereafter at a rate of less than one percent.

Bioceros B.V.

In April 2013, the Company entered into a license agreement with Bioceros B.V., or Bioceros (the “Bioceros Agreement”), pursuant to which Bioceros granted the Company a non-exclusive license under its rights in the cell lines and associated intellectual property relating to trastuzumab, rituximab and adalimumab to permit the Company to manufacture and commercialize antibody products incorporating the licensed antibodies worldwide, provided that solely with respect to trastuzumab, the territory licensed to the Company does not include China, Macau and Hong Kong. Bioceros also granted the Company the right to receive the tangible embodiments of the cell line and all related know-how for trastuzumab, and an option, subject to payment of certain option fees, to evaluate and receive the tangible embodiments of the cell lines and know-how relating to rituximab and bevacizumab. The Company exercised its option in relation to bevacizumab in June 2013, and subsequently Bioceros transferred to the Company the cell line for bevacizumab. The Bioceros Agreement was amended in June 2013 to modify certain payment provisions and to provide for the performance of certain pre-clinical services by Bioceros, in each case in relation to bevacizumab.

In October 2013, the Company entered into a second license agreement with Bioceros (the “Second Bioceros Agreement”) on substantially similar terms to those of the April 2013 Bioceros Agreement, pursuant to which Bioceros granted the Company a non-exclusive license under its rights in the cell line and associated intellectual property relating to adalimumab.

Under the Bioceros Agreement, the Company paid Bioceros an up-front payment of $345 in the year ended December 31, 2013, as a license issuance fee applicable to the rights in trastuzumab, and has paid a further $387 in the aggregate as a result of the exercise of the Company’s option with respect to bevacizumab. Under the Second Bioceros Agreement the Company paid Bioceros an up-front payment of $75 in the year ended December 31, 2013, upon the execution of the Second Bioceros Agreement, and in the first quarter of 2014, paid a further one-off up-front payment of $320 in order to obtain the rights to permit the Company to manufacture and commercialize antibody products incorporating adalimumab worldwide. Under the Bioceros Agreement and the Second Bioceros Agreement, the Company is also required to pay to Bioceros a tiered annual license maintenance fee, and will be required to make certain payments to Bioceros upon the achievement of specified regulatory milestones for the products covered by the Bioceros Agreement, totaling up to $1,200 in the aggregate for all potential products across both agreements. Upon commercialization of products covered by the rights licensed under the Bioceros Agreement and the Second Bioceros Agreement, the Company will be required to pay, on a product-by-product basis, a royalty on net sales at a rate of less than one percent, subject to a specified minimum and maximum annual royalty amount under each agreement. The Company’s obligation to pay royalties to Bioceros under each of the Bioceros Agreement and the Second Bioceros Agreement will expire, on a product-by-product basis, on the date that is 10 years following the first commercial sale of each such product. The Company is required to use commercially reasonable efforts to develop and commercialize products in the licensed territory.

Legal Proceedings

The Company is not currently a party to any legal proceedings aside from those referred to in Note 20.

13.	Convertible Preferred Stock

As of December 31, 2013, the authorized capital stock of the Company was 134,422,859 shares, which included 26,285,951 shares of “Junior Preferred Stock” and 49,585,950 shares of Preferred Stock, $0.0001 par value per share.

As of April 15, 2014, the Company amended its certificate of incorporation to increase the authorized capital stock of the Company to 207,666,814 shares, which included 95,850,903 shares of preferred stock, $0.0001 par value per share, of which 55,653,728 shares have been designated Series A Preferred and 40,197,175 shares have been designated as Series B convertible preferred stock (“Series B Preferred”). Junior Preferred Stock is not designated as authorized capital stock in the amended certificate of incorporation.

In January 2011, the Company closed its initial Series A Preferred round of financing issuing 8,035,554 shares for $1.00 per share (including 15% warrant coverage) (Note 10).

In April 2012, the Company issued 5,000,000 shares of Series A Preferred for $1.00 per share (including 15% warrant coverage) (Note 10). In addition, the Company converted $3,083 of the 2011 Notes, including accrued interest, into 3,082,664 shares of Series A Preferred (Note 9).

In July 2012, the Company issued 5,000,000 shares of Series A Preferred for $1.00 per share (including 15% warrant coverage) (Note 10).

In October 2012, the Company issued 4,983,069 shares of Series A Preferred for $1.00 per share (including 15% warrant coverage) (Note 10).

No shares of Junior Preferred Stock were issued at any time.

Series A Preferred

Conversion

Each share of Series A Preferred is convertible at the option of the holder, at any time and from time to time, into fully paid and non-assessable shares of common stock as is determined by dividing the original issuance price ($1.00 per share) by the then applicable conversion price ($1.00 per share as of December 31, 2013).

Voting Rights

As set forth in the Company’s amended and restated certificate of incorporation, the holders of Series A Preferred and Series B convertible preferred stock (“Series B Preferred”) (Note 20) are entitled to vote as one class, with common stockholders, based on the number of common stock each holder would receive upon conversion of their Series A or Series B Preferred into shares of common stock, for all matters except for the approval of certain major actions by the Company and the election of directors. Subject to certain ownership thresholds and approval rights set forth in the Company’s amended and restated certificate of incorporation and an amended and restated voting agreement by and among certain stockholders of the Company, directors are elected as follows: the holders of Series B Preferred vote as a separate class for the election of one director; the holders of Series A Preferred vote as a separate class for the election of three directors; the holders of common stock vote as a separate class for the election of one director, which shall be the currently serving chief executive officer; and the holders of common stock, and Series A Preferred and Series B Preferred, on an as-converted basis, vote together as a single class for the election of any remaining directors. If the common stock of the Company or any affiliate of the Company is not listed on a national securities exchange or other public trading platform on or prior to October 15, 2014, then the Series B Preferred stockholders shall thereafter be entitled to elect two members of the board of directors.

Dividends

Holders of Series A Preferred are entitled to receive, when and if declared by the board of directors, dividends at the rate of 8% of the original issuance price ($1.00 per share). Series A Preferred dividends are non-cumulative. In addition to the non-cumulative 8% dividend, the Series A Preferred shares will also receive (on an “as-converted” basis) the same dividend as that declared on common stock shares. The order of preference in the event of a dividend distribution, when and if declared by the board of directors, is first made to holders of Series B Preferred, then to holders of Series A Preferred, then to holders of Junior Preferred Stock and lastly to holders of common stock. As of December 31, 2013, no dividends have been declared or paid since inception.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, change in control or winding up of the Company, holders of Series A Preferred are entitled to be paid out second, following holders of Series B Preferred, of the assets available at a rate of $1.00, plus any accrued but unpaid dividends, prior to any payment being made to holders of Junior Preferred Stock or common stock.

If the assets of the Company available for distribution to stockholders are insufficient to permit payment of the full amount to which each stockholder is entitled, holders of shares of the Series A Preferred shall share ratably in any distribution of the remaining assets of the Company in proportion to the respective amounts which would otherwise be payable under the circumstances in the order of liquidation preference.

After the payment of the full liquidation preference of the Series B Preferred, Series A Preferred and Junior Preferred Stock, the remaining assets, if any, shall be distributed ratably to the holders of Series B Preferred, Series A Preferred and common stock on an as-if-converted to common stock basis until the holders of Series A Preferred have received an aggregate amount per share of Series A Preferred equal to three times the original issue price ($1.00 per share) plus all declared and unpaid dividends thereon.

Because liquidation rights include a change in control, the Series A Preferred stock is classified within temporary equity. However, since a change in control was not considered probable, no adjustment to the carrying amount was required as of December 31, 2013.

14.	Common Stock

At December 31, 2013, the Company had authorized 58,550,958 shares of common stock, $0.0001 par value per share, of which, 1,787,667 shares were issued and outstanding.

As of April 15, 2014, the Company amended its certificate of incorporation to increase the authorized capital stock of the Company to 207,666,814 shares, which included 111,815,911 shares of common stock, $0.0001 par value per share.

In January 2011, the Company entered into the Series A Preferred Financing whereby the Company issued preferred stock and warrants to four investors (Note 13). In contemplation of the Series A Preferred Financing, under a separate agreement, Moksha8 was provided anti-dilution protection whereby its ownership in the Company’s common stock will be maintained at 4% of the Company’s fully diluted capitalization until up to $22,064 in additional financing is obtained, the Second Closing is completed, or upon certain other events described in the agreement, at which point the anti-dilution protection would terminate. The Company completed the Second Closing in October 2012 and the anti-dilution protection was then terminated. During the year ended December 31, 2012, to satisfy its obligation under the anti-dilution protection, the Company issued 1,032,091 shares of common stock to Moksha8. The Company determined the anti-dilution protection is a free-standing instrument. As a result, the Company recorded the anti-dilution protection as a liability that is remeasured at fair value at each reporting period (Note 11). The fair value of the anti-dilution protection as of January 25, 2011, of $298 was recorded as a Series A Preferred issuance cost, which is a reduction to the Series A Preferred carrying value.

General

The voting, dividend and liquidation rights of the holders of shares of common stock are subject to and qualified by the rights, powers and preferences of the holders of shares of preferred stock. Common stock has the characteristics described herein.

Voting Rights

The holders of common stock are each entitled to one vote for each share of common stock held at all meetings of stockholders and written actions in lieu of meetings. The common stockholders have the right to appoint one member of the board of directors based upon a majority vote of the outstanding common shares. The combined common and Series A Preferred and Series B Preferred shareholders, voting together as a single class on an as-if-converted basis, appoint the remaining board member.

Dividends

The holders of common stock are each entitled to receive dividends, if and when declared by the board of directors. Cash dividends may not be declared or paid to holders of common stock until paid to holders of Series B Preferred and Series A Preferred in accordance with the terms of each agreement. As of December 31, 2013, no dividends have been declared or paid since inception.

Liquidation Rights

After the payment of the full liquidation preference of the Series B Preferred and Series A Preferred, the remaining assets, if any, shall be distributed ratably to the holders of Series B Preferred, Series A Preferred and common stock on an as-if-converted to common stock basis until the holders of Series B Preferred and Series A Preferred have received an aggregate amount per share of Series B Preferred and Series A Preferred equal to three times the original issue price ($1.00 per share), plus all declared and unpaid dividends thereon. Following payment to the holders of preferred stock of their liquidation preferences, the holders of common stock are entitled to share ratably in the Company’s assets available for distribution to stockholders, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or upon the occurrence of a liquidation event.

Reserved for Future Issuance

The Company has reserved for future issuances the following number of shares of common stock:

	As of December 31,
	2012	2013
Conversion of preferred stock	26,750,440	27,248,746
Stock-based compensation awards	5,584,660	5,584,660
Warrants to purchase preferred stock	3,266,036	5,267,726
Warrants to purchase common stock	21,391	—

Total	35,622,527	38,101,132

15.	Stock-Based Compensation

The Company adopted the 2011 Equity Incentive Plan, as amended (“2011 Plan”), pursuant to which 5,584,660 shares of common stock are authorized for issuance to employees, officers, directors, consultants and advisors of the Company as of December 31, 2013. The 2011 Plan provides for the grant of incentive stock options, nonstatutory stock options, rights to purchase restricted stock, stock appreciation rights, phantom stock awards and stock units. In connection with the issuance of restricted common stock, the Company maintains a repurchase right and shares of restricted common stock are released from such repurchase right over a period of time of continued service by the recipient. Recipients of incentive stock options shall be eligible to purchase shares of the Company’s common stock at an exercise price equal to no less than the estimated fair value of such stock on the date of grant.

In determining the exercise prices for options granted, the board of directors considered the fair value of the common stock as of the measurement date. The fair value of the common stock was determined by the board of directors based on a variety of different factors, including valuations prepared by third-party valuation specialists, the Company’s financial position, the status of development efforts within the Company, the composition and ability of the current scientific and management teams, the current climate in the marketplace, the illiquid nature of the Company’s common stock, the prices of arm’s length sales of the Company’s Series A Preferred, the effect of the rights and preferences of the preferred stockholders, and the likelihood of achieving a liquidity event such as a public offering or sale of the Company. In determining the exercise prices for options granted, our board of directors considered, among other things, the most recent contemporaneous valuation of our common stock and their assessment of additional objective and subjective factors that were relevant as of the grant dates. The dates of the Company’s contemporaneous valuations have not always coincided with the dates of our stock option grants.

As of April 1, 2013, December 31, 2012 and dates prior, the Company determined the fair value of its common stock utilizing the OPM as the type of exit event was unknown as of the measurement dates. As of September 30, 2013 and December 31, 2013, the Company determined the fair value of its common stock utilizing a hybrid method of the PWERM and OPM as the Company began to consider an IPO or reverse merger as an additional strategy. The hybrid method is consistent with the fair value methodology used for the valuation of the Series A Preferred. Refer to Note 11 for a description of the OPM, the PWERM and the hybrid method.

Terms of stock award agreements are determined by the board of directors, subject to the provisions provided in the 2011 Plan. Stock options generally vest over a four-year period: 25% on the first anniversary of the original vesting date, with the balance vesting monthly over the remaining three years, unless they contain specific performance and/or market-based vesting provisions. Options are exercisable over a maximum term of 10 years from the grant date.

Total stock-based compensation expense is recognized for share-based awards granted to employees and nonemployees and has been reported in the Company’s consolidated statement of operations and comprehensive loss as follows:

	Years Ended December 31,		January 25, 2011 through December 31, 2013
	2012	2013
Stock options	$146	$126	$272
Restricted stock	10	14	24

Total stock-based compensation expense	$156	$140	$296

Stock option activity under the 2011 Plan is summarized as follows:

	Number of Options	Weighted- Average Exercise Price	Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2011	—	$—
Granted	3,413,149	$0.12
Exercised	—	$—
Cancelled	(886,013)	$0.12

Outstanding at December 31, 2012	2,527,136	$0.12	9.5	$303
Granted	1,173,709	$0.14
Exercised	(178,020)	$0.12
Cancelled	(62,000)	$0.12

Outstanding at December 31, 2013	3,460,825	$0.13	8.9	$1,531

Vested and expected to vest at:
December 31, 2013	859,949	$0.12	8.7	$386

Exercisable at:
December 31, 2013	924,676	$0.12	8.7	$415

There was no stock option or equity award activity in periods prior to the year ended December 31, 2012.

The total intrinsic value of options exercised in the years ended December 31, 2012 and 2013, and for the period from January 25, 2011 to December 31, 2013, was $0, $21 and $21, respectively. The total fair value of employee stock options vested in the years ended December 31, 2012 and 2013, and for the period from January 25, 2011 to December 31, 2013, was $60, $208 and $208, respectively. As of December 31, 2013, there was $341 of total unrecognized compensation cost related to nonvested employee stock options.

Additional information about the Company’s stock option activity is as follows:

	As of December 31,
	2012	2013
Weighted-average grant date fair value per share of employee option grants	$0.27	$0.16
Cash received upon exercise of options	$—	$21

In order to determine the fair value of each employee stock award on the grant date, the Company used the Black-Scholes option-pricing model with the following assumptions as of each measurement date:

	Years ended December 31,
	2012	2013
Risk-free interest rate	0.88% - 1.03%	1.09% - 1.81%
Expected volatility	60.20% - 65.34%	66.99%
Expected term (in years)	6.00	6.00
Expected dividend yield	0.0%	0.0%

Risk-Free Interest Rate. The risk-free interest rate assumption is based on observed interest rates appropriate for the expected term of the stock option grants.

Expected Volatility. Due to the Company’s limited operating history and lack of company-specific historical or implied volatility, the expected volatility assumption is based on historical volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the biotechnology and medical device industries.

Expected Term. The expected term represents the period of time that options are expected to be outstanding. The Company utilizes the expected terms from an analysis of peer group companies to support the expected term used in the Black-Scholes model, as it does not believe it has sufficient historical data to support this assumption.

Expected Dividend Yield. The expected dividend yield assumption is based on the fact that the Company has never paid cash dividends and has no intention to pay future cash dividends.

Executive Employment Agreements

During May and June 2012, the Company and two executives of the Company entered into employment agreements under which the Company granted the executives stock options and agreed to grant the employees additional stock options to maintain the executives’ fully diluted equity interest in the Company if the Company issued additional shares as contemplated in the existing Amended Series A Preferred Stock and Warrant Purchase Agreement, dated as of April 3, 2012, subject to continued employment. Pursuant to these clauses in the employment agreements, the Company granted an aggregate of 368,988 stock options in December 2012 and an aggregate of 334,484 stock options in May 2013. The clause expired upon the grant of such additional options.

In the May 2012 employment agreement, the Company also agreed to grant additional stock options to the executive upon the occurrence of: (1) an Equity Financing, which is defined as the completion of additional preferred stock equity financing(s) by new investors, resulting in the receipt by the Company, on or before the first anniversary of the commencement of the executive’s employment, of at least $25,000, at an increase in the price per share of the preferred stock of the Company of at least 10% as compared to the Series A Preferred price per share ($1.00); or (2) a Strategic Partnership Milestone, which is defined as the closing of one or more strategic partnering transactions relating to the development and/or commercialization of one or more of the Company’s biosimilar products that provides to the Company: a) at least $25,000 in initial payments and non-contingent milestone payments within 12 months of the effectiveness of the transaction; and b) at least $50,000 in aggregate payments to the Company, in each case, excluding amounts received by the Company for investments in the Company’s equity or debt. Upon the occurrence of an Equity Financing, the Company also agreed to grant the executive additional stock options to maintain the executives’ fully diluted equity interest in the Company. Upon the occurrence of a Strategic Partnership Milestone, the Company also agreed to grant the executive additional stock options representing an additional 1% equity interest, on a fully diluted basis, in the Company, determined as of the date of the closing of the Strategic Partnership Milestone. The clause in the May 2012 agreement expired in May 2013 and no additional grants of stock options were earned pursuant to this clause.

16.	Income Taxes

For the year ended December 31, 2012, the Company did not record a current or deferred income tax expense or benefit. For the year ended December 31, 2013, the Company realized a deferred tax benefit as a result of the transfer of intellectual property to its Switzerland subsidiary. However, because the transfer is an intercompany transaction and is eliminated in consolidation, the Company cannot recognize a tax benefit. As a result, the deferred tax benefit of $943 related to the sale of intellectual property has been deferred and is presented on the balance sheet as a deferred tax benefit at December 31, 2013. It will be recognized in future earnings as the intellectual property asset is amortized in Switzerland over a period of five years, which is the expected tax amortization period for the intellectual property. The Company’s losses before income taxes consist of domestic losses and foreign losses from its United Kingdom, Brazil and Switzerland subsidiaries.

The components of U.S. and foreign loss from continuing operations before income taxes are as follows:

	Year Ended December 31,
	2012	2013
United States	$(14,062)	$(16,617)
Foreign	(1,125)	(4,194)

Loss before income taxes:	$(15,187)	$(20,811)

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The Company’s deferred tax assets and liabilities are comprised of the following:

	As of December 31,
	2012	2013
Current assets
Current:
Accrued expenses	$169	$310

Gross current deferred tax assets	169	310
Valuation allowance	(169)	(310)

Net current deferred tax assets	$—	$—

Non-current assets:
Net operating loss—U.S.	$8,353	$7,403
Research and development credits	50	193
Start-up expenditures	17	15
License	—	227
AMT credit	—	20
Other	—	3
Net operating loss—foreign	366	1,225

Gross non-current assets	8,786	9,086

Valuation allowance	(8,786)	(9,086)

Net non-current deferred tax assets	$—	$—

Total deferred tax assets	$—	$—

Deferred tax liabilities
Non-current:
Acquired research and development	$959	$—

Total non-current deferred tax liabilities	959	—

Net non-current deferred tax liability	(959)	—

Total deferred tax liabilities	$(959)	$—

The Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Based on the Company’s history of operating losses, the Company has concluded that it is more likely than not that the benefit of its deferred tax assets will not be realized. Accordingly, the Company has provided a full valuation allowance for deferred tax assets as of December 31, 2012 and 2013. The valuation allowance increased during the year ended December 31, 2013, due primarily to the generation of net operating losses during the period and items currently deductible for book purposes that will be deductible in the future for tax purposes.

A reconciliation of income tax expense computed at the statutory federal income tax rate to income taxes as reflected in the financial statements is as follows:

	Year Ended December 31,
	2012		2013
	Amount	Tax Rate	Amount	Tax Rate
Income tax benefit using U.S. federal statutory rate	$(5,164)	34.0%	$(7,076)	34.0%
State income taxes, net of federal benefit	(768)	5.1%	(784)	3.8%
Other permanent differences	174	(1.2%)	1,581	(7.6%)
Foreign rate differential	157	(1.0%)	574	(2.8%)
Tax credits	(18)	0.1%	(143)	0.7%
Other items	—	0.0%	21	(0.1%)
Net change in valuation allowance	5,619	(37.0%)	5,827	(28.0%)

Income tax expense (benefit)	$—	0.0%	$—	0.0%

As of December 31, 2012 and 2013, the Company had U.S. federal and state net operating loss carryforwards of approximately $21,196 and $20,178, respectively, which may be available to offset future income tax liabilities and expire at various dates through 2033. As of December 31, 2012 and 2013, the Company had foreign net operating loss carryforwards of approximately $1,834 and $6,028, respectively, which may be available to offset future income tax liabilities. Net operating loss carryforwards are unlimited in the United Kingdom and Brazil, Switzerland allows for a seven year carryforward.

As of December 31, 2012 and 2013, the Company had federal research and development tax credit carryforwards of approximately $32 and $152, respectively, available to reduce future tax liabilities which expire at various dates through 2033. As of December 31, 2012 and 2013, the Company had state research and development tax credit carryforwards of approximately $28 and $61, respectively, available to reduce future tax liabilities, certain of the credits have an unlimited carryforward and the remaining credits have a fifteen year carryforward period.

Under the provisions of the Internal Revenue Code, the net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has completed several financings since its inception which may have resulted in a change in control as defined by Sections 382 and 383 of the Internal Revenue Code, or could result in a change in control in the future. The Company has completed an analysis under Section 382 of the Internal Revenue Code through May 31, 2013. Any ownership changes that may have occurred after this date or in the future may limit the Company’s availability to use the existing net operating losses and credit carryforwards.

The Company will recognize interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2012 and 2013, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in the Company’s statements of operations and comprehensive loss.

For all years through December 31, 2013, the Company generated research credits but has not conducted a study to document the qualified activities. This study may result in an adjustment to the Company’s research and development credit carryforwards; however, until a study is completed and any adjustment is known, no amounts are being presented as an uncertain tax position for the years ended December 31, 2012 or 2013. A full valuation allowance has been provided against the Company’s research and development credits and, if an adjustment is required, this adjustment would be offset by an adjustment to the deferred tax asset established for the research and development credit carryforwards and the valuation allowance.

The Company files income tax returns in the U.S., various state jurisdictions and foreign jurisdictions for its foreign subsidiaries. The federal and state income tax returns are generally subject to tax examinations for the tax years ended 2011 through 2013. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service, state or foreign tax authorities to the extent utilized in a future period.

17.	Net Loss per share

As described in Note 2, the Company computes basic and diluted loss per share using a methodology that gives effect to the impact of outstanding participating securities (the “two-class method”). As the years ended December 31, 2013 and 2012 and the period from January 25, 2011 to December 31, 2013 resulted in net losses, there is no income allocation required under the two-class method or dilution attributed to weighted average shares outstanding in the calculation of diluted loss per share.

The following potentially dilutive securities outstanding prior to the use of the treasury stock method have been excluded from the computation of diluted weighted-average shares outstanding for the years ended December 31, 2012 and 2013, as they would be anti-dilutive.

	Years Ended December 31,
	2012	2013
Convertible preferred stock	26,750,440	27,248,746
Convertible notes	—	13,002,222
Options to purchase common stock	2,527,136	3,460,825
Common stock warrants	21,391	—
Series A preferred stock warrants	3,266,036	5,267,726

18.	Employee Benefits

Effective January 1, 2013, the Company adopted a defined contribution 401(k) plan for employees who are at least 21 years of age. Employees are eligible to participate in the plan beginning on the first day of the calendar quarter following their date of hire. Under the terms of the plan, employees may make voluntary contributions as a percentage of compensation. The Company has not made any matching contributions since the adoption of the 401(k) plan.

19.	Related Parties

In June 2011, the Company entered into a settlement agreement with Moksha8 and a former consultant to the Company, under which the Company and Moksha8 each agreed to make potential aggregate payments of $150 to the former consultant; the Company agreed to issue 57,043 shares of its common stock to the former consultant; and Moksha8 agreed to transfer 57,042 shares of the Company’s common stock to the former consultant. Pursuant to the agreement, the Company made payments to the former consultant of $50 and $100 in the years ended December 31, 2011 and 2012, respectively, which were recorded as general and administrative expense in the respective consolidated statement of operations and comprehensive loss. In addition, pursuant to the agreement, the Company issued to the consultant 57,043 shares of its common stock in 2011. The fair value of these shares was recorded as general and administrative expense when issued.

In July 2011 and February 2012, the Company issued common stock warrants to purchase up to an aggregate of 64,173 shares of the Company’s common stock at an exercise price range of $0.06 to $0.12 per share to a Series A Preferred investor for consulting services provided. In June 2012 and February 2013, the investor exercised these options into common stock. Total proceeds to the Company related to these exercises totaled $5. Also see Note 10, “Warrants to Purchase Series A Preferred and Common Stock.”

20.	Subsequent Events

The Company has completed an evaluation of all subsequent events through May 8, 2014, the date these consolidated financial statements were available to be issued. The Company concluded that no subsequent event has occurred that requires disclosure, except as noted below:

Collaboration Agreement

In January 2014, the Company and Ranbaxy Laboratories Limited (“Ranbaxy”) announced the signing of a royalty-bearing and non-transferable license agreement for BOW015 to Ranbaxy for the broad range of territories including India, selected Southeast Asian markets, North Africa and several other markets. Under the terms of the agreement, the Company and Ranbaxy will pursue the commercialization of BOW015 in India. Ranbaxy is obligated to pay the Company up to $1,000 if certain development and regulatory approval milestones are achieved and up to $10,000 if certain sales milestones are achieved. Additionally, the Company is entitled to receive double-digit royalties in the low teens on net sales in the Ranbaxy territory, which royalties are subject to reduction in certain, limited circumstances. Unless terminated earlier in accordance with terms, the Company’s license agreement with Ranbaxy expires the later of: (1) the expiration of the last-to-expire of the patents assigned or licensed under the agreement; and (2) the 20th year following the first commercial sale in the territory.

In March 2014, the Drugs Controller General in India approved BOW015 for commercial sale to the Indian market, upon which a payment from Ranbaxy of $875 became due and payable.

Issuance and Conversion of Convertible Notes

In March 2014, the Company issued $5,000 of convertible notes to finance the operations of the Company. The notes bore interest at a rate of 8% per annum, had a maturity date of April 30, 2014 and provide the holders of the notes with 20% warrant coverage. The note agreements contain the following settlement provisions: (1) in the event of a qualified financing in which the Company issues and sells shares of preferred stock for gross proceeds of at least $20,000 from one or more persons that are not current holders of capital stock, prior to the maturity date of the note, all outstanding principal and accrued interest automatically converts into the same class and series of capital stock at the price paid per share by the other purchasers in the qualified financing event; (2) in the event of a corporate merger, all outstanding principal and accrued interest automatically converts into the Company’s Series A Preferred at a conversion price equal to $1.00 per share; (3) in the event of an acquisition or asset transfer, the Company shall pay the outstanding note holders an amount in cash three times the outstanding principal balance and accrued but unpaid interest through the date of the payment; (4) in the event of a non-qualified financing, holders of the notes shall have the option to either convert all outstanding principal and any accrued but unpaid interest into shares of the same class and series of capital stock at the conversion price equal to the price per share of the non-qualified financing securities, or into shares of Series A Preferred, at a conversion price equal to $1.00 per share; and (5) following the maturity date of the note, upon a written election by a majority of note holders, all outstanding principal and accrued interest converts into Series A Preferred. The warrants were immediately exercisable into 1,000,000 shares of Series A Preferred at a price per share of $0.01. In the event of a qualified financing, the warrants become exercisable into a number of shares of the preferred stock issued in the qualified financing that represents $1,000 divided by the price per share of the preferred stock.

In April 2014, the $5,000 principal amount of convertible notes issued in March 2014, plus accrued but unpaid interest of $13, was converted into 3,947,363 shares of Series B Preferred and the warrants became exercisable into 787,402 shares of Series B Preferred at a price per share of $0.01.

In March 2014, the $12,500 principal amount of convertibles notes outstanding at December 31, 2013, plus accrued but unpaid interest of $684, was converted into 13,184,383 shares of Series A Preferred.

Issuance of Series B Preferred

In April 2014, Epirus closed an initial Series B Preferred financing with an issuance of 24,409,444 shares at a price of $1.27 per share for aggregate proceeds of approximately $31,000. The Series B Preferred accrues non-cumulative dividends at a rate of 8.0% per annum. Each share of Series B Preferred is convertible at the option of the holder, at any time and from time to time, into fully paid and non-assessable shares of common stock as is determined by dividing the original issuance price ($1.27 per share) by the then applicable conversion price of ($1.27 as of the date of issuance).

Agreement and Plan of Merger

The Company entered into an Agreement and Plan of Merger and Reorganization, dated as of April 15, 2014, with Zalicus Inc., a publicly held biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain (“Zalicus”), and BRunning, Inc., a wholly owned subsidiary of Zalicus (“Merger Subsidiary”), as amended by Amendment No. 1 to the Agreement and Plan of Merger and Reorganization (the “Amendment”), dated as of May 7, 2014, by and between the Company and Zalicus (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, the Merger Subsidiary will be merged with and into Epirus (the “Merger”) at the effective time of the Merger, with Epirus continuing after the Merger as the surviving corporation and a wholly-owned subsidiary of Zalicus.

Subject to the terms and conditions of the Merger Agreement, the percentage of the combined company that Zalicus stockholders will own following the closing of the Merger is subject to adjustment based on the level of Zalicus’ net cash as of a certain determination date prior to the effective time of the Merger. On a pro forma basis, based upon the number of shares of Zalicus common stock to be issued in the Merger, following the closing of the Merger (i) current Zalicus stockholders will own approximately 19% of the combined company and current Epirus equityholders will own approximately 81% of the combined company if Zalicus’s net cash as of a certain determination date prior to the effective time of the Merger is equal to or in excess of $12,000, (ii) current Zalicus stockholders will own approximately 17% of the combined company and current Epirus equityholders will own approximately 83% of the combined company if Zalicus’ net cash as of a certain determination date prior to the effective time of the Merger is in excess of $9,000 but less than $12,000, and (iii) current Zalicus stockholders will own approximately 14% of the combined company and current Epirus equityholders will own approximately 86% of the combined company if Zalicus’ net cash at closing is equal to or less than $9,000 but equal to or in excess of $3,000.

The Merger Agreement contains a customary “no-shop” provision pursuant to which neither Epirus nor Zalicus is permitted to (i) solicit any alternative acquisition proposals, (ii) participate in any negotiations or discussions with any person relating to any alternative acquisition proposal, (iii) waive, terminate or release any person from a “standstill” or similar agreement, (iv) approve, endorse or recommend any alternative acquisition proposal, or (iv) enter into any agreement relating to any alternative acquisition proposal. The “no-shop” provision is subject to certain exceptions that permit the board of directors of each of Epirus and Zalicus to comply with its fiduciary duties, which, under certain circumstances, would enable either Epirus or Zalicus to provide information to, and engage in discussions or negotiations with, third parties with respect to alternative acquisition proposals.

The Merger Agreement provides each of Zalicus and Epirus with specified termination rights. If the Merger Agreement is terminated to accept a superior acquisition proposal or under other circumstances specified in the Merger Agreement, Zalicus will be required to pay to Epirus a termination fee of $1,100 or Epirus will be required to pay to Zalicus a termination fee of $2,500, as the case may be.

The Merger Agreement provides that, immediately following the Effective Time, the board of directors of the combined company will consist of five former directors of Epirus, one former director of Zalicus, and two directors to be designated by Epirus (subject to the reasonable consent of Zalicus) following the completion of a mutually agreeable director search and selection process, provided that such persons shall be named at least seven days prior to the mailing of the proxy statement to the stockholders of Zalicus. In connection with the

Merger, Zalicus will seek the approval of its stockholders to amend its certificate of incorporation to: (i) effect a reverse split of Zalicus common stock at a ratio mutually agreed to by the Company and Zalicus, which is intended to ensure that the listing requirements of the Nasdaq Capital Market are satisfied, and (ii) increase the number of authorized shares of Zalicus common stock from 200 million shares to 300 million shares and change the name of Zalicus to “EPIRUS Biopharmaceuticals, Inc.,” subject to the consummation of the Merger. In addition, Zalicus will seek to amend its Amended and Restated 2004 Incentive Plan to increase the number of shares available for issuance by 3 million shares after giving effect to the reverse stock split described above.

Epirus’ and Zalicus’ obligations to consummate the Merger are subject to the satisfaction or waiver of customary closing conditions, including, among others, obtaining the requisite approvals of the stockholders of Zalicus and Epirus, including the approval of the issuance of the shares of common stock of Zalicus to be issued in connection with the Merger and the charter amendments by the stockholders of Zalicus, Zalicus having a minimum level of cash of $3,000 at the time of closing, and the effectiveness of a registration statement on Form S-4 relating to the shares of Zalicus common stock to be issued to Epirus stockholders pursuant to the Merger Agreement.

Legal Proceedings

Between April 28, 2014 and May 2, 2014, three putative class action lawsuits were filed by purported stockholders of Zalicus in the Business Litigation Session of the Massachusetts Superior Court, Suffolk County, against Zalicus, Merger Subsidiary, the members of Zalicus’ board of directors and Epirus. These actions are: Paul Patrick Laky v. Zalicus Inc., et al., Civ. A. No. 14-1380; Michael Ma v. Zalicus Inc., et al., Civ. A. No. 14-1381; Harrypersaud v. Zalicus Inc., et al., Civ. A. No. 14-1455 (collectively, the “Massachusetts Actions”). The Massachusetts Actions allege that the Zalicus board breached its fiduciary duties, and that Epirus, Zalicus and Merger Subsidiary aided and abetted the purported breaches, in connection with the proposed Merger. The Massachusetts Actions seek relief including, among other things, to enjoin defendants from proceeding with the Merger, to enjoin defendants from consummating the Merger unless additional procedures are implemented, and an award of all costs of the Massachusetts Actions, including reasonable attorneys’ fees and experts’ fees.

On May 1, 2014, another putative class action lawsuit, Harvey Stein v. Zalicus, Inc. et al., Case No. 9602, was filed by a purported stockholder of Zalicus in the Court of Chancery of the State of Delaware against Zalicus, Zalicus’ directors and Epirus (the “Delaware Action”). The Delaware Action alleges that the Zalicus board breached their fiduciary duties, and Epirus and Merger Subsidiary aided and abetted the purported breaches, in connection with the proposed Merger. The Delaware Action seeks relief including, among other things, to preliminary and permanently enjoin the proposed Merger, to enjoin consummation of the proposed Merger and rescind the Merger if consummated (or to award rescissionary damages), and an award of all costs of the Delaware Action, including reasonable attorneys’ fees and experts’ fees.

The defendants deny the allegations in the Massachusetts and Delaware Actions, believe the actions are meritless, and intend to vigorously defend the actions.

EPIRUS Biopharmaceuticals, Inc.

(A Development Stage Company)

Index to Condensed Consolidated Financial Statements

Page
Condensed Consolidated Balance Sheets as of March 31, 2014 and December 31, 2013	B-2

Condensed Consolidated Statements of Operations and Comprehensive Loss for the three months ended March 31, 2014 and 2013 and the period from January 25, 2011 through March 31, 2014	B-3

Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2014 and 2013, and the period from January 25, 2011 through March 31, 2014	B-4

Notes to Consolidated Financial Statements	B-5

EPIRUS Biopharmaceuticals, Inc.

(A Development Stage Company)

Condensed Consolidated Balance Sheets

(unaudited)

(In thousands, except share and per share amounts)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$3,249	$1,798
Prepaid expenses and other current assets	648	888

Total current assets	3,897	2,686
Property and equipment, net	95	90
In-process research and development	2,437	2,437
Goodwill	1,499	1,499
Restricted cash	25	25
Other assets	59	57

Total assets	$8,012	$6,794

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,141	$1,067
Accrued expenses	3,660	2,492
Convertible notes	2,715	12,500
Derivative liability	23	—
Deferred revenue	250	—
Deferred tax benefit	185	185

Total current liabilities	7,974	16,244
Warrant liability	7,114	5,843
Deferred revenue, net of current portion	500	—
Deferred tax benefit, net of current portion	692	738
Commitments and contingencies
Series A convertible preferred stock, $0.0001 par value; Authorized—49,585,950 shares; Issued and Outstanding—40,433,125 and 27,248,746 shares at March 31, 2014 and December 31, 2013, respectively; aggregate liquidation preference of $40,433 and $27,249 at March 31, 2014 and December 31, 2013, respectively	36,532	23,348
Stockholders’ deficit:
Common stock, $0.0001 par value; Authorized—58,550,958 shares; Issued and Outstanding—2,514,865 and 1,787,667 shares at March 31, 2014 and December 31, 2013, respectively	—	—
Additional paid-in capital	7,546	5,348
Deficit accumulated during the development stage	(52,346)	(44,727)

Total stockholders’ deficit	(44,800)	(39,379)

Total liabilities, convertible preferred stock and stockholders’ deficit	$8,012	$6,794

See accompanying notes to consolidated financial statements.

EPIRUS Biopharmaceuticals, Inc.

(A Development Stage Company)

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,		January 25, 2011 to March 31, 2014
	2014	2013
Operating expenses:
Research and development	$3,504	$1,850	$30,219
General and administrative	2,718	1,173	13,358

Total operating expenses	6,222	3,023	43,577

Loss from operations	(6,222)	(3,023)	(43,577)
Other income (expense):
Interest expense	(1,219)	(222)	(7,133)
Change in fair value of warrant liability	(100)	472	(1,587)
Other income, net	8	—	37

Total other income (expense), net	(1,311)	250	(8,683)

Loss before income taxes	(7,533)	(2,773)	(52,260)
Income tax expense	(86)	—	(86)

Net loss	$(7,619)	$(2,773)	$(52,346)

Net loss per share—basic and diluted	$(3.83)	$(1.59)	$(44.60)

Weighted average number of common shares used in net loss per share calculation—basic and diluted	1,988,178	1,744,136	1,173,778

Comprehensive loss	$(7,619)	$(2,773)	$(52,346)

See accompanying notes to consolidated financial statements

EPIRUS Biopharmaceuticals, Inc.

(A Development Stage Company)

Condensed Consolidated Statements of Cash Flows

(unaudited)

(In thousands)

	Three Months Ended, March 31,		January 25, 2011 through March 31, 2014
	2014	2013
Cash flows from operating activities:
Net loss	$(7,619)	$(2,773)	$(52,346)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	10	5	49
Non-cash interest expense	1,196	190	6,374
Stock-based compensation	44	25	340
Deferred taxes	(46)	—	(62)
Change in fair value of anti-dilution instrument	—	—	(70)
Change in fair value of warrants	100	(472)	1,588
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	228	460	(660)
Other non-current assets	(3)	(103)	(85)
Accounts payable	74	319	6
Accrued expenses	1,650	449	3,964
Deferred revenue	750	—	750

Net cash used in operating activities	(3,616)	(1,900)	(40,152)

Cash flows from investing activities:
Purchases of property and equipment	(15)	(67)	(144)

Net cash (used in) provided by investing activities	(15)	(67)	(144)

Cash flows from financing activities:
Proceeds from the issuance of common stock and warrants	—	—	21
Net proceeds from the issuance of preferred stock and warrants	—	—	14,869
Proceeds from the issuance of convertible notes, net	5,000	5,000	20,500
Proceeds from exercise of preferred share warrants	—	5	11
Proceeds from exercise of common stock warrants	—	3	5
Proceeds from the exercise of common stock options	82	21	103

Net cash provided by financing activities	5,082	5,029	35,509

Net (decrease) increase in cash and cash equivalents	1,451	3,062	(4,787)
Cash and cash equivalents—Beginning of period	1,798	2,234	8,036

Cash and cash equivalents—End of period	$3,249	$5,296	$3,249

Supplemental schedule of non-cash investing and financing activities:
Conversion of convertible debt and accrued interest into preferred stock and warrants	$13,184	$—	$16,267
Reclass of warrant liabilities to preferred stock upon exercise	$—	$499	$1,110

See accompanying notes to consolidated financial statements

EPIRUS Biopharmaceuticals, Inc.

(A Development Stage Company)

Notes to Consolidated Financial Statements

March 31, 2014

(unaudited)

(In thousands, except share amounts)

1.	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of EPIRUS Biopharmaceuticals, Inc. (“Epirus” or the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial reporting and as required by Regulation S-X, Rule 10-01. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (including those which are normal and recurring) considered necessary for a fair presentation of the interim financial information have been included. When preparing financial statements in conformity with GAAP, the Company must make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures at the date of the financial statements. Actual results could differ from those estimates. Additionally, operating results for the three months ended March 31, 2014 are not necessarily indicative of the results that may be expected for any other interim period or for the fiscal year ending December 31, 2014. For further information, refer to the consolidated financial statements and footnotes included in the Company’s annual consolidated financial statements for the fiscal year ended December 31, 2013, which are included elsewhere in the joint proxy statement/prospectus.

2.	Summary of Significant Accounting Policies

In the three months ended March 31, 2014, there were no changes to the Company’s significant accounting policies identified in the Company’s most recent annual consolidated financial statements for the fiscal year ended December 31, 2013, except as described below:

Revenue Recognition

Multiple-Element Arrangements

Under the authoritative guidance for revenue recognition related to multiple-element revenue arrangements, each deliverable within a multiple-element revenue arrangement is accounted for as a separate unit of accounting if both of the following criteria are met: (1) the delivered item or items have value to the customer on a standalone basis and (2) for an arrangement that includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the Company’s control. The Company considers a deliverable to have standalone value if the Company sells this item separately or if the item is sold by another vendor or could be resold by the customer. Deliverables not meeting the criteria for being a separate unit of accounting are accounted for on a combined basis.

In the event the Company enters into a contract in which the deliverables are required to be separated, the Company will allocate arrangement consideration to each deliverable in an arrangement based on its relative selling price. The Company determines selling price using vendor-specific objective evidence (“VSOE”), if it exists; otherwise, the Company uses third-party evidence (“TPE”). If neither VSOE nor TPE of selling price exists for a deliverable, the Company uses estimated selling price (“ESP”) to allocate the arrangement consideration. The Company applies appropriate revenue recognition guidance to each unit of accounting.

Milestones

Contingent consideration from research and development activities that is earned upon the achievement of a substantive milestone is recognized in its entirety in the period in which the milestone is achieved. At the inception of each arrangement that includes milestone payments, the Company evaluates whether each milestone is substantive. This evaluation includes an assessment of whether: (a) the consideration is commensurate with either (1) the entity’s performance to achieve the milestone, or (2) the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from the entity’s performance to achieve the milestone, (b) the consideration relates solely to past performance and (c) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement. The Company evaluates factors such as the scientific, clinical, regulatory, commercial and other risks that must be overcome to achieve the respective milestone, the level of effort and investment required and whether the milestone consideration is reasonable relative to all deliverables and payment terms in the arrangement in making this assessment.

3.	Business Agreements

Ranbaxy Laboratories

In January 2014, the Company and Ranbaxy Laboratories Limited (“Ranbaxy”) executed a royalty-bearing and non-transferrable license agreement for BOW015 to Ranbaxy for a broad range of territories including India, selected Southeast Asian markets, North Africa and several other markets. Under the terms of the agreement, the Company and Ranbaxy will pursue the commercialization of BOW015 in India and Ranbaxy received the right to sell BOW015 in the territories specified in the agreement. Ranbaxy does not have the right to manufacture BOW015 and the Company and Ranbaxy are currently negotiating the terms of a supply agreement.

Ranbaxy made an upfront payment of $500 upon the execution of the agreement and is obligated to pay the Company up to $1,000 if certain development and regulatory approval milestones are achieved and up to $10,000 if certain sales milestones are achieved. Additionally, the Company is entitled to receive royalties in the mid-teens on net sales in the territory, which royalties are subject to reduction or renegotiation in certain limited circumstances. Half of the upfront payment and certain development and regulatory milestones may be refundable to Ranbaxy in certain circumstances if the Company does not complete certain specified requirements.

Unless terminated earlier in accordance with the terms of the agreement, the license agreement with Ranbaxy expires on the 20th year following the first commercial sale in the territory.

Under the agreement, Ranbaxy is responsible for all activities related to the commercialization of BOW015 in the territories. The Company is responsible for performing the development activities required for obtaining regulatory approval in India, joint steering committee participation and clinical and commercial supply of product. The Company also agreed to perform the development activities required to obtain regulatory approval in other parts of the territory. These activities and the related fees will be agreed upon by Ranbaxy and the Company in future written agreements.

The Company has determined that the deliverables under the Ranbaxy agreement are the license, development activities related to regulatory approval in India, joint steering committee services and the obligation to supply clinical and commercial product. The Company’s obligation to perform future development activities to obtain regulatory approval in other parts of the territory is not a deliverable at the inception of the agreement as the Company will be compensated separately for these activities, and it is uncertain at this time if the Company will ever be requested to perform these activities by Ranbaxy.

The Company determined that, the license and the other activities and services do not have standalone value apart from the requirement for the Company to deliver commercial material. Ranbaxy has not been granted a license to manufacture BOW015, which prevents them from using the license and related services for their intended purpose without the involvement of the Company. Therefore the deliverables are not separable and represent one single unit of accounting. When multiple deliverables are accounted for as a single unit of accounting, the Company bases its revenue recognition pattern on the last to be provided deliverable. As a result, no revenue will be recognized until delivery of the commercial supply begins. All amounts received from Ranbaxy have been recorded as deferred revenue as of March 31, 2014.

The arrangement includes the delivery of commercial material and therefore does not qualify for the milestone method of revenue recognition as the agreement is not a research and development arrangement. As a result, upon achievement of a milestone, the amounts will be included in the total arrangement consideration. In January 2014, the Company invoiced Ranbaxy $125 related to the filing for approval in India. In March 2014, the Drugs Controller General in India approved BOW015 for commercial sale to the Indian market, upon which a payment from Ranbaxy of $250 became due and payable and was invoiced in April 2014. The Company invoiced Ranbaxy a total of $625, including the upfront payment, and received payments related to the agreement totaling $500 during the three months ended March 31, 2014. Any outstanding amounts due from Ranbaxy as of March 31, 2014 have been excluded from accounts receivable and deferred revenue because no revenue has been recognized under this arrangement and neither party has completed its contractual requirements related to these amounts.

Orygen Biotechnology

In September 2013, the Company entered into a binding Heads of Agreement (“Orygen Heads of Agreement”) with Orygen Biotechnology (“Orygen”), a Brazilian corporation, for the negotiation of the terms of a definitive agreement under which Orygen would be granted exclusive rights to commercialize BOW015 in Brazil.

The Orygen Heads of Agreement, as extended by the parties, was terminated in May 2014. As consideration for entry into the Orygen Heads of Agreement, and the rights to be granted under the definitive agreement, the Company received cash consideration of $250 from Orygen in the three months ended March 31, 2014.

4.	Accrued Expenses and Other Current Liabilities

Accrued expenses consisted of the following:

	March 31, 2014	December 31, 2013
Accrued professional fees	$1,734	$544
Accrued manufacturing expense	733	380
Accrued compensation	383	725
Accrued license fees	375	—
Accrued clinical expense	273	286
Accrued interest expense	23	502
Other	139	55

Total accrued expenses	$3,660	$2,492

5.	Convertible Debt

On March 10, 2014, the $12,500 principal amount of convertible notes outstanding at December 31, 2013, plus accrued but unpaid interest of $684, was converted into 13,184,379 shares of Series A convertible preferred stock (“Series A Preferred”).

On March 10, 2014, the Company issued $5,000 of convertible notes to finance the operations of the Company. The notes bore interest at a rate of 8% per annum, had a maturity date of April 30, 2014 and provided the holders of the notes with 20% warrant coverage.

The 2014 note agreements contain the following settlement provisions: (1) in the event of a qualified financing in which the Company issues and sells shares of preferred stock for gross proceeds of at least $20,000 from one or more persons that are not current holders of capital stock, prior to the maturity date of the note, all outstanding principal and accrued interest automatically converts into the same class and series of capital stock at the price paid per share by the other purchasers in the qualified financing event; (2) in the event of a corporate merger, all outstanding principal and accrued interest automatically converts into the Company’s Series A Preferred at a conversion price equal to $1.00 per share; (3) in the event of an acquisition or asset transfer, the Company shall pay the outstanding note holders an amount in cash accrued and unpaid interest through the date of the payment and three times the outstanding principal balance; (4) in the event of a non-qualified financing, holders of the notes shall have the option to either convert all outstanding principal and any accrued but unpaid interest into shares of the same class and series of capital stock at the conversion price equal to the price per share of the non-qualified financing securities, or into shares of Series A Preferred, at a conversion price equal to $1.00 per share; (5) following the maturity date of the note, upon a written election by a majority of note holders, all outstanding principal and accrued interest converts into Series A Preferred; and (6) in the event of a default, all outstanding principal and accrued interest becomes immediately due and payable without notice or demand. The warrants were immediately exercisable into 1,000,000 shares of Series A Preferred at an exercise price per share of $0.01. In the event of a qualified financing, the warrants become exercisable into a number of shares of the preferred stock issued in the qualified financing that represents $1,000 divided by the price per share of the preferred stock.

The provisions requiring conversion or prepayments of the 2014 notes upon a qualified financing, a corporate merger, an acquisition or asset transfer, or an event of default constitute an embedded compound derivative that is being accounted for separately. The Company determined that the fair value of this embedded compound derivative upon the issuance of the 2014 notes was $23, which was subtracted from the original carrying amount of the 2014 notes and reflected as a debt discount, and also increased liabilities by $23. As of March 31, 2014, the liability was accounted for at fair value, with changes in fair value recognized as other income (expense) in the statement of operations and comprehensive loss. As of March 31, 2014, the fair value of the embedded derivative was $23 and the Company did not record a gain or loss in the accompanying statements of operations and comprehensive loss for the three months ended March 31, 2014.

The Company determined the 2014 notes contain a beneficial conversion feature (“BCF”) measured at $2,088, which was recorded as a discount to the convertible notes.

The aggregate fair value of the warrants at their issuance date was $1,171, which was also recorded as a discount to the convertible notes.

The total debt discount resulting from the embedded compound derivative, BCF, warrants and lender fees is being amortized as interest expense using the effective interest method over the period between the convertible notes’ issuance and maturity date.

In April 2014, upon the closing of a qualified financing (Note 10), the $5,000 principal amount of convertible notes issued in March 2014, plus accrued and unpaid interest of $23, were converted into 3,947,363 shares of Series B convertible preferred stock (“Series B Preferred”) and the warrants became exercisable into 787,402 shares of Series B Preferred at an exercise price per share of $0.01.

6.	Warrants to Purchase Series A Preferred and Common Stock

During the three months ended March 31, 2014, the Company issued warrants, in connection with a convertible debt issuance, to purchase 1,000,000 shares of Series A Preferred with an exercise price of $0.01 per share (Note 5). Upon the Series B Preferred financing described in Note 5 and Note 10, these warrants became exercisable into 787,402 shares of Series B Preferred at an exercise price of $0.01 per share. The aggregate fair value of the warrants at their issuance date was $1,171.

Each warrant was immediately exercisable and expires approximately seven years from the original date of issuance. Each warrant is exercisable on either a physical settlement or net share settlement basis.

As of March 31, 2014 and December 31, 2013, the following warrants to purchase preferred stock were outstanding:

	As of March 31, 2014
	Number of Shares Underlying Warrant	Exercise Price Per Share	Fair Value at March 31, 2014
Series A Preferred	462,399	$1.00	$316
Series A Preferred	4,805,327	$0.01	$5,627
Series A Preferred or qualified financing securities	1,000,000	$0.01	$1,171

	As of December 31, 2013
	Number of Shares Underlying Warrant	Exercise Price Per Share	Fair Value at December 31, 2013
Series A Preferred	462,399	$1.00	$311
Series A Preferred	4,805,327	$0.01	$5,532

7.	Fair Value Measurements

The following table summarizes the financial assets and liabilities measured at fair value on a recurring basis in the accompanying balance sheets for the three months ended March 31, 2014, and December 31, 2013:

	As of March 31, 2014
	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents	$3,249	$—	$—	$3,249

	$3,249	$—	$—	$3,249

Liabilities
Warrant liability	$—	$—	$7,114	$7,114
Embedded derivative	—	—	23	$23

	$—	$—	$7,137	$7,137

	As of December 31, 2013
	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents	$1,798	$—	$—	$1,798

	$1,798	$—	$—	$1,798

Liabilities
Warrant liability	$—	$—	$5,843	$5,843

	$—	$—	$5,843	$5,843

Warrant Liability

The warrant liability represents the liability for warrants to purchase shares of Series A Preferred issued to investors in connection with the Company’s Series A Preferred financings and issued to holders of the Company’s convertible notes. The warrant liability is calculated using the Black-Scholes option-pricing model. This valuation method uses inputs such as fair value of the Company’s Series A Preferred shares, historical volatility, the term of the warrant and risk-free interest rates. At March 31, 2014 and December 31, 2013, the fair value of the Series A Preferred was determined using a hybrid of the probability-weighted expected return method (“PWERM”) and the OPM (“Hybrid Method”).

The PWERM is a scenario-based analysis that estimates the value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to us, as well as the economic and control rights of each share class. Under the OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The values of the preferred and common stock are inferred by analyzing these options.

The hybrid method is a hybrid between the PWERM and the OPM, estimating the probability-weighted value across multiple scenarios but using the OPM to estimate the allocation of value within one of or more of those scenarios. In this valuation the hybrid model considers two possible outcomes: an initial public offering (“IPO”) or a reverse merger, which is modelled using the OPM.

For the IPO scenario, equity value is estimated using the guideline public company (“GPC”) method under the market approach and the discounted cash flow (“DCF”) method under the income approach. Under the GPC method, equity value is estimated as a multiple of paid-in capital, using the median multiple indicated by selected initial public offerings by biotechnology companies. For the DCF method used in the March 31, 2014 and December 31, 2013 valuation, a discount rate of 30% and 35%, respectively, is assumed.

In the OPM, equity value is estimated by back-solving the overall hybrid value such that the result is equal to the anticipated price of a future preferred stock series. The OPM used in the March 31, 2014 and December 31, 2013 valuation assumes 2.53 and 2.75 years to liquidity, respectively, and annual volatility of 58% and 53%, respectively.

Accordingly, the valuation of the warrant liability is determined using Level 3 inputs.

Changes in the fair value of the warrant liability where fair value is determined using Level 3 inputs, were as follows:

March 31, 2014
Balance at December 31, 2013	$5,843
Warrant issuance	1,171
Change in fair value	100

Balance at March 31, 2014	$7,114

Embedded Derivative

On March 10, 2014, the Company issued $5,000 of convertible notes that contain an embedded compound derivative as described in Note 5. The embedded compound derivative is calculated using the “with and without” method. This valuation method first values the notes with the embedded compound derivative (“with” scenario) and subsequently values the notes without the embedded compound derivative (“without” scenario). The difference between the fair value of the notes in the “with and without” scenarios is determined to be the fair value of the embedded compound derivative as of the valuation date.

Accordingly, the valuation of the embedded compound derivative is determined using Level 3 inputs.

Changes in the fair value of the embedded compound derivative where fair value is determined using Level 3 inputs, were as follows:

March 31, 2014
Balance at December 31, 2013	$—
Embedded compound derivative	23
Change in fair value	—

Balance at March 31, 2014	$23

The following table provides quantitative information about the fair value measurement, including the range of assumptions for the significant unobservable inputs used in the hybrid method valuations of the warrant liability and “with and without” method used for the embedded compound derivative:

Valuation Assumptions as of
	March 10, 2014	March 31, 2014
Hybrid approach
Discount rate	25% to 30%	25% to 30%
Probability weighted value for common stock	45% to 55%	45% to 55%
Discount for lack of marketability	10% to 28%	10% to 28%
With and Without approach
Probability of occurrence	5% to 50%	5% to 50%
Market yield	25%	25%
Recovery rate	31% to 47%	31% to 47%

Significant increases (decreases) in the significant unobservable inputs used in the fair value measurement of the warrant liability and the embed derivative in isolation would result in a significantly higher (lower) fair value measurement.

8.	Stock-Based Compensation

For the three months ended March 31, 2014 and 2013, the Company recognized stock-based compensation expense of approximately $44 and $25, respectively, in connection with its stock-based payment awards.

A summary of stock option activity during the three months ended March 31, 2014 is as follows:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2013	3,460,825	$0.13
Granted	165,000	0.56
Exercised	(685,532)	0.12
Cancelled	(80,639)	0.17

Outstanding at March 31, 2014	2,859,654	$0.15	8.8	$1,735

Vested and expected to vest at:
March 31, 2014	2,717,303	$0.15	8.8	$1,651

Exercisable at:
March 31, 2014	826,069	$0.12	8.6	$526

Weighted average grant-date fair value of options granted during the period	$0.50

The aggregate intrinsic value in the table above represents the value (the difference between the Company’s common stock price on March 31, 2014 and the exercise price of the options, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on March 31, 2014. As of March 31, 2014, there was $365 of total unrecognized stock-based compensation expense related to stock options granted under the plans. The expense is expected to be recognized over a weighted-average period of 2.68 years.

During the three months ended March 31, 2014 and 2013, respectively, the weighted-average assumptions used in the Black-Scholes pricing model for new grants were as follows:

	Three Months Ended March 31,
	2014	2013
Risk-free interest rate	1.95%		*
Expected volatility	64.07%		*
Expected term (in years)	6.00		*
Expected dividend yield	0.0%		*

*	No stock option awards granted during the three months ended March 31, 2013.

In March 2014, the Company issued 41,666 of common stock to a former non-employee for services provided, for which stock-based compensation expense of $14 and $10 was recorded for the years ended December 31, 2013 and 2012, respectively.

In April 2014, the Company’s Board of Directors amended the terms of the 2011 Equity Incentive Plan (“2011 Plan”) to increase the authorized number of shares of common stock available for issuance under the 2011 Plan from 5,584,660 to 11,348,911.

9.	Income Taxes

For the three months ended March 31, 2014 and 2013, the Company recorded an income tax provision of $86 and $0, respectively. The Company’s income tax provision primarily relates to withholding taxes in India and Brazil.

The Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Management has determined that it is more likely than not that the Company will not utilize the benefits of its deferred tax assets for financial reporting purposes. Accordingly, the deferred tax assets have been fully reserved at March 31, 2014 and December 31, 2013.

10.	Net Loss per share

The Company computes basic and diluted loss per share using a methodology that gives effect to the impact of outstanding participating securities (the “two-class method”). As the three month periods ended March 31, 2014 and 2013 and the period from January 25, 2011 to March 31, 2014 resulted in net losses, there is no income allocation required under the two-class method or dilution attributed to weighted average shares outstanding in the calculation of diluted loss per share.

The following potentially dilutive securities outstanding prior to the use of the treasury stock method have been excluded from the computation of diluted weighted-average shares outstanding for the three month periods ended March 31, 2014 and 2013, as they would be anti-dilutive.

	Three Months Ended March 31,
	2014	2013
Convertible preferred stock	40,433,125	27,248,746
Convertible notes	5,023,014	5,020,889
Options to purchase common stock	2,859,654	2,349,116
Warrants to purchase preferred stock	6,267,726	5,267,726

11.	Subsequent Events

Issuance of Series B Preferred

In April 2014, Epirus closed an initial Series B Preferred financing with an issuance of 24,409,444 shares at a price of $1.27 per share for aggregate proceeds of approximately $31,000. The Series B Preferred accrues non-cumulative dividends at a rate of 8.0% per annum. Each share of Series B Preferred is convertible at the option of the holder, at any time and from time to time, into fully paid and non-assessable shares of common stock as is determined by dividing the original issuance price ($1.27 per share) by the then applicable conversion price of ($1.27 as of the date of issuance).

Agreement and Plan of Merger

On April 15, 2014, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Zalicus Inc., a publicly held biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain (“Zalicus”) and BRunning, Inc., a wholly owned subsidiary of Zalicus (“Merger Subsidiary”), pursuant to which the Merger Subsidiary will be merged with and into Epirus (the “Merger”) at the effective time of the Merger, with Epirus continuing after the Merger as the surviving corporation and a wholly-owned subsidiary of Zalicus. On May 7, 2014, the Company and Zalicus entered into Amendment No. 1 to the Merger Agreement (the “Amendment” and, together with the Agreement, collectively, the “Merger Agreement”).

Subject to the terms and conditions of the Merger Agreement, the percentage of the combined company that Zalicus stockholders will own following the closing of the Merger is subject to adjustment based on the level of Zalicus’ net cash as of a certain determination date prior to the effective time of the Merger. On a pro forma basis, based upon the number of shares of Zalicus common stock to be issued in the Merger, following the closing of the Merger (i) current Zalicus stockholders will own approximately 19% of the combined company and current Epirus equityholders will own approximately 81% of the combined company if Zalicus’s net cash as of a certain determination date prior to the effective time of the Merger is equal to or in excess of $12,000, (ii) current Zalicus stockholders will own approximately 17% of the combined company and current Epirus equityholders will own approximately 83% of the combined company if Zalicus’ net cash as of a certain determination date prior to the effective time of the Merger is in excess of $9,000 but less than $12,000, and (iii) current Zalicus stockholders will own approximately 14% of the combined company and current Epirus equityholders will own approximately 86% of the combined company if Zalicus’ net cash as of a certain determination date prior to the effective time of the Merger is equal to or less than $9,000 but equal to or in excess of $3,000.

The Merger Agreement contains a customary “no-shop” provision pursuant to which neither Epirus nor Zalicus is permitted to (i) solicit any alternative acquisition proposals, (ii) participate in any negotiations or discussions with any person relating to any alternative acquisition proposal, (iii) waive, terminate or release any person from a “standstill” or similar agreement, (iv) approve, endorse or recommend any alternative acquisition proposal, or (v) enter into any agreement relating to any alternative acquisition proposal. The “no-shop” provision is subject to certain exceptions that permit the board of directors of each of Epirus and Zalicus to comply with its fiduciary duties, which, under certain circumstances, would enable either Epirus or Zalicus to provide information to, and engage in discussions or negotiations with, third parties with respect to alternative acquisition proposals.

The Merger Agreement provides each of Zalicus and Epirus with specified termination rights. If the Merger Agreement is terminated to accept a superior acquisition proposal or under other circumstances specified in the Merger Agreement, Zalicus will be required to pay to Epirus a termination fee of $1,100 or Epirus will be required to pay to Zalicus a termination fee of $2,500, as the case may be.

The Merger Agreement provides that, immediately following the Effective Time, the board of directors of the combined company will consist of five former directors of Epirus, two former directors of Zalicus, and one director to be designated by Epirus (subject to the reasonable consent of Zalicus) following the completion of a mutually agreeable director search and selection process, provided that such persons shall be named at least seven days prior to the mailing of the proxy statement to the stockholders of Zalicus. In connection with the Merger, Zalicus will seek the approval of its stockholders to amend its certificate of incorporation to: (i) effect a reverse split of Zalicus common stock at a ratio mutually agreed to by the Company and Zalicus, which is intended to ensure that the listing requirements of the Nasdaq Capital Market are satisfied, and (ii) increase the number of authorized shares of Zalicus common stock from 200 million shares to 300 million shares and change the name of Zalicus to “Epirus Biopharmaceuticals, Inc.,” subject to the consummation of the Merger. In addition, Zalicus will seek to amend its Amended and Restated 2004 Incentive Plan to increase the number of shares available for issuance by 3 million shares after giving effect to the reverse stock split described above.

Epirus’ and Zalicus’ obligations to consummate the Merger are subject to the satisfaction or waiver of customary closing conditions, including, among others, obtaining the requisite approvals of the stockholders of Zalicus and Epirus, including the approval of the issuance of the shares of common stock of Zalicus to be issued in connection with the Merger and the charter amendments by the stockholders of Zalicus, Zalicus having a minimum level of cash of $3,000 as of a certain determination date prior to the effective time of the Merger, and the effectiveness of a registration statement on Form S-4 relating to the shares of Zalicus common stock to be issued to Epirus stockholders pursuant to the Merger Agreement.

Legal Proceedings

Between April 28, 2014 and May 2, 2014, three putative class action lawsuits were filed by purported stockholders of Zalicus in the Business Litigation Session of the Massachusetts Superior Court, Suffolk County, against Zalicus, Merger Sub, the members of Zalicus’ board of directors and Epirus. Plaintiff has since voluntarily dismissed one of these actions, Civil A. No. 14-1380. The remaining two actions, Civ. A. No. 14-1381 and Civ. A. No. 14-1455, have been consolidated into a single action, In re Zalicus Shareholder Litigation, Lead Civ. A. No. 14-1381 (the “Massachusetts Action”). The Massachusetts Action alleges that the Zalicus board of directors breached its fiduciary duties, and that Epirus and Merger Sub aided and abetted the purported breaches, in connection with the proposed merger. The Massachusetts Action seeks relief including, among other things, a declaration that the merger agreement was entered into in breach of fiduciary duties and is unlawful and unenforceable, an order enjoining defendants from proceeding with the merger, an order enjoining defendants from consummating the merger unless and until additional procedures are implemented and all material information in connection with the proposed merger is disclosed, rescission of the merger or any terms thereof to the extent implemented (or an award of rescissory damages), compensatory damages and interest, and an award of all costs of the Massachusetts Actions, including reasonable attorneys’ fees and experts’ fees.

Between May 1, and May 16, 2014, three putative class action lawsuits were filed by purported stockholders of Zalicus in the Court of Chancery of the State of Delaware against Zalicus, Zalicus’ directors, Epirus and/or Merger Sub, Stein v. Zalicus Inc., et al., No. 9602; Do v. Zalicus, Inc., et al., No. 9636; and Mendlowitz, et al. v. Zalicus Inc., et al., No. 9664 (the “Delaware Actions”). Amended complaints were filed in the Stein and Do actions on May 27. The Delaware Actions allege that the Zalicus board of directors breached their fiduciary duties, and Epirus and/or Merger Sub aided and abetted the purported breaches, in connection with the proposed merger. The Delaware Actions seek relief including, among other things, a declaration that the merger agreement was entered into in breach of fiduciary duties and is unlawful and unenforceable, an order preliminary and permanently enjoining the proposed merger, an order enjoining defendants and others from consummating the merger unless and until additional procedures are implemented and directing defendants to take certain other actions, an order rescinding the merger or any terms thereof (or awarding rescissory damages if the merger is consummated), a judgment directing that defendants account to plaintiffs and the putative class for all damages and for all profits and any special benefits obtained as a result of the alleged breaches of fiduciary duties, and/or an award of all costs of the Delaware Action, including reasonable attorneys’ fees and experts’ fees.

The defendants deny the allegations in the Massachusetts and Delaware Actions, believe the actions are meritless, and intend to vigorously defend the actions.

(b) Pro forma financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet as of March 31, 2014 and the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2014 and for the year ended December 31, 2013, which give effect to the merger of Zalicus Inc. (“Zalicus”) and EPIRUS Biopharmaceuticals, Inc. (“Epirus”), which will be accounted for as a “reverse merger” under the acquisition method of accounting for business combinations with Epirus treated as the accounting acquirer, are presented herein. Epirus was determined to be the accounting acquirer based upon the terms of the merger and other factors, such as relative voting rights and the composition of the combined company’s board and senior management. The unaudited pro forma condensed combined balance sheet combines the unaudited condensed pro forma adjusted balance sheet of Zalicus and the unaudited condensed balance sheet of Epirus and gives effect to the merger as if it had been completed on March 31, 2014. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2014 and for the year ended December 31, 2013 combine the historical pro forma adjusted results of Zalicus and the historical results of Epirus and give effect to the merger as if it had occurred on January 1, 2013. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results of Zalicus and Epirus.

The unaudited pro forma adjusted financial statements of Zalicus, which are being combined with the historical financial statements of Epirus as described above, have been developed by applying pro forma adjustments to Zalicus’ historical consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of SEC Regulation S-X, and give effect to the June 2, 2014 divestiture of Zalicus’ cHTS Business, which is described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The Zalicus unaudited pro forma adjusted statements of operations for the three months ended March 31, 2014 and for the fiscal year ended December 31, 2013 assume that the divestiture of the cHTS Business occurred on January 1, 2013. The Zalicus unaudited pro forma adjusted balance sheet as of March 31, 2014 assumes that the divestiture occurred on March 31, 2014.

The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations would actually have been if the merger occurred as of the dates indicated or if the divestiture was completed as of the dates indicated or what such financial position or results would be for any future periods for the combined company. The unaudited pro forma adjusted financial statements of Zalicus and the unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated financial statements of Zalicus and Epirus, and should be read in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed combined financial statements;

•	separate historical unaudited consolidated financial statements of Zalicus as of and for the three months ended March 31, 2014 included in Zalicus’ quarterly report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on May 9, 2014;

•	separate historical audited consolidated financial statements of Zalicus as of and for the year ended December 31, 2013 included in Zalicus’ annual report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 14, 2014;

•	Zalicus’ current reports on Form 8-K filed with the SEC on April 16, 2014, May 8, 2014, May 15, 2014, June 6, 2014 and June 25, 2014;

•	separate historical unaudited financial statements of Epirus as of and for the three months ended March 31, 2014, included in Zalicus’ joint proxy statement/prospectus on Form S-4/A filed with the SEC on June 4, 2014;

•	separate historical audited financial statements of Epirus as of and for the year ended December 31, 2013 included in Zalicus’ joint proxy statement/prospectus on Form S-4/A filed with the SEC on June 4, 2014;

•	management’s discussion and analysis of financial condition and results of operations for both Zalicus and Epirus and “Risk Factors” included in Zalicus’ joint proxy statement/prospectus on Form S-4/A filed with the SEC on June 4, 2014; and

•	other information contained in or incorporated by reference into this current report on Form 8-K and Zalicus’ joint proxy statement/prospectus on Form S-4/A filed with the SEC on June 4, 2014.

The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed or have not progressed to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. Final valuations and studies will be performed at a later date and differences between these preliminary estimates and the final acquisition accounting may occur. These differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future financial position and results of operations. Fair values determined as of the assumed acquisition dates are based on the most recently available information. To the extent there are significant changes to Zalicus’ or Epirus’ business, or as new information becomes available, the assumptions and estimates herein could change significantly. The unaudited pro forma condensed combined financial statements do not reflect certain transactions that occurred subsequent to March 31, 2014. See Note 6, “Subsequent Transactions,” in the accompanying notes to unaudited pro forma condensed combined financial statements for additional information.

Because Epirus will be treated as the accounting acquirer, Epirus’ assets and liabilities will be recorded at their precombination carrying amounts and the historical operations that are reflected in the financial statements will be those of Epirus. Zalicus’ assets and liabilities will be measured and recognized at their fair values as of the transaction date, and consolidated with the assets, liabilities and results of operations of Epirus after the consummation of the merger. The unaudited pro forma condensed combined statements of operations include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets.

The unaudited pro forma condensed combined statements of operations do not include the impacts of any revenue, cost or other operating synergies that may result from the merger or any related restructuring costs. The unaudited pro forma condensed combined statements of operations do not reflect certain amounts resulting from the merger that were determined to be of a non-recurring nature.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

As of March 31, 2014

(in thousands, except share amounts)

		cHTS Divestiture		Pro Forma
	Historical	Pro Forma		Adjusted	Historical	Pro Forma		Pro Forma
	Zalicus	Adjustments	Note 4	Zalicus	Epirus	Adjustments	Note 5	Combined
Assets
Current assets:
Cash and cash equivalents	$11,044	$8,474	a	$19,518	$3,249	$—		$22,767
Restricted cash	50	—		50	—	—		50
Accounts receivable	584	(584)	b	—	—	—		—
Prepaid expenses and other current assets	511	(252)	b	259	648	—		907

Total current assets	12,189	7,638		19,827	3,897	—		23,724
Property and equipment, net	2,132	(428)	b	1,704	95	—		1,799
Intangible assets, net	—	—		—	2,437	5,300	g	7,737
Goodwill	—	—		—	1,499	5,697	g	10,437
						3,241	h
Restricted cash and other assets	1,800	—		1,800	84	—		1,884

Total assets	$16,121	$7,210		$23,331	$8,012	$14,238		$45,581

Liabilities and stockholders equity
Current liabilities:
Accounts payable	$1,472	$(175)	b	$1,297	$1,141	$—		$2,438
Accrued expenses and other current liabilities	1,300	(103)	b	1,697	3,660	7,365	h	12,574
		500	c			(148)	g
Deferred revenue	1,617	(1,617)	b	—	250	—		250
Convertible notes	—	—		—	2,715	—		2,715
Derivative liability	—	—		—	23	—		23
Current portion of lease incentive obligation	284	—		284	—	(284)	g	—
Deferred tax benefit	—	—		—	185	—		185

Total current liabilities	4,673	(1,395)		3,278	7,974	6,933		18,185
Deferred rent, net of current portion	272	—		272	—	(272)	g	—
Lease incentive obligation, net of current portion	520	—		520	—	(520)	g	—
Other liabilities	—	500	c	500	—	—		500
Warrant liability	—	—		—	7,114	(7,114)	i	—
Deferred revenue, net of current portion	—	—		—	500	—		500
Deferred tax liabilities	—	—		—	—	2,051	g	2,051
Deferred tax benefit, net of current portion	—	—		—	692	—		692

Series A convertible preferred stock, $.0001 par value; authorized - 49,585,950 shares; issued and outstanding - 40,433,125 at March 31, 2014 and none at March 31, 2014 pro forma; aggregate liquidation preference of $40,433 at March 31, 2014	—	—		—	36,532	(36,532)	j	—

Stockholders’ equity
Common stock	26	—		26	—	103	j	129
Additional paid-in capital	394,060	—		394,060	7,546	28,905	g	79,994
						(394,060)	g
						(103)	j
						7,114	i
						36,532	j
Accumulated deficit	(383,430)	8,105	d	(375,325)	(52,346)	375,325	g	(56,470)
						(4,124)	h

Stockholders’ equity	10,656	8,105		18,761	(44,800)	49,692		23,653

Total liabilities and stockholders’ equity	$16,121	$7,210		$23,331	$8,012	$14,238		$45,581

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

For the three months ended March 31, 2014

(in thousands, except share and per share amounts)

		cHTS Divestiture		Pro Forma
	Historical	Pro Forma		Adjusted	Historical	Pro Forma		Pro Forma
	Zalicus	Adjustments	Note 4	Zalicus	Epirus	Adjustments	Note 5	Combined
Revenue:
cHTS services and other collaborations	$1,603	$(1,603)	e	$—	$—	$—		$—

Total revenue	1,603	(1,603)		—	—	—		—

Operating expenses:
Research and development	3,081	(795)	e	2,286	3,504	—		5,790
General and administrative	2,010	(17)	e	1,993	2,718	—		4,711

Total operating expenses	5,091	(812)		4,279	6,222	—		10,501

Loss from operations	(3,488)	(791)		(4,279)	(6,222)	—		(10,501)
Other income (expense):
Interest income	1	—		1	—	—		1
Interest expense	(85)	—		(85)	(1,219)	—		(1,304)
Change in fair value of warrant liability	—	—		—	(100)	—		(100)
Loss on early extinguishment of debt	(217)	—		(217)	—			(217)
Other (expense) income, net	(1)	276	f	275	8	—		283

Total other expense, net	(302)	276		(26)	(1,311)	—		(1,337)

Loss before income taxes	(3,790)	(515)		(4,305)	(7,533)	—		(11,838)
Income tax expense	—	—		—	(86)	—		(86)

Net loss	$(3,790)	$(515)		$(4,305)	$(7,619)	$—		$(11,924)

Net loss per share, basic and diluted	$(0.15)			$(0.16)	$(3.83)		k	$(0.09)

Common shares used in calculating net loss per share, basic and diluted	26,106,731			26,106,731	1,988,178		k	129,240,809

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

For the year ended December 31, 2013

(in thousands, except share and per share amounts)

		cHTS Divestiture		Pro Forma
	Historical	Pro Forma		Adjusted	Historical	Pro Forma		Pro Forma
	Zalicus	Adjustments	Note 4	Zalicus	Epirus	Adjustments	Note 5	Combined
Revenue:
Royalties	$6,661	$—		$6,661	$—	$—		$6,661
cHTS services and other collaborations	8,070	(8,070)	e	—	—	—		—

Total revenue	14,731	(8,070)		6,661	—	—		6,661

Operating expenses:
Research and development	33,964	(3,825)	e	30,139	9,659	—		39,798
General and administrative	7,523	(144)	e	7,379	4,809	—		12,188
Amortization of intangibles	8,722	—		8,722	—	—		8,722
Impairment charge	1,732	—		1,732	—	—		1,732

Total operating expenses	51,941	(3,969)		47,972	14,468	—		62,440

Loss from operations	(37,210)	(4,101)		(41,311)	(14,468)	—		(55,779)
Other income (expense):
Interest income	46	—		46	—	—		46
Interest expense	(1,467)	—		(1,467)	(5,543)	—		(7,010)
Change in fair value of warrant liability	—	—		—	(789)	—		(789)
Other income	14	1,106	f	1,120	5	—		1,125

Total other expense, net	(1,407)	1,106		(301)	(6,327)	—		(6,628)

Net loss	$(38,617)	$(2,995)		$(41,612)	$(20,795)	$—		$(62,407)

Net loss per share, basic and diluted	$(1.68)			$(1.81)	$(11.70)		k	$(0.48)

Common shares used in calculating net loss per share, basic and diluted	22,932,675			22,932,675	1,776,934		k	129,240,809

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Description of the Transactions and Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of SEC Regulation S-X, and present the pro forma financial position and results of operations of the combined companies based upon the historical data of Zalicus and Epirus, after giving effect to the merger and the divestiture of Zalicus’ cHTS Business described as follows.

Merger

Pursuant to the merger agreement, on July 15, 2014, a wholly owned subsidiary of Zalicus merged with and into Epirus, with Epirus continuing after the merger as the surviving corporation and a wholly-owned subsidiary of Zalicus. Zalicus issued to Epirus stockholders a number of shares of its common stock determined in accordance with the terms of the merger agreement, based on the percentage of the combined company that Zalicus stockholders owned as of the closing of the merger, which was subject to adjustment at the closing based on the level of Zalicus’ net cash, as defined in the merger agreement, as of a certain determination date prior to the effective time of the merger. On June 25, 2014, based on Zalicus’ then current level of net cash, Zalicus and Epirus agreed that Zalicus stockholders would own approximately 19% of the combined company post-merger.and current Epirus equityholders would own approximately 81% of the combined company following the merger.

cHTS Business Divestiture

On June 2, 2014, Zalicus completed the sale of its combination High Throughput Screening platform (the “cHTS Business”) and certain assets and liabilities related to the cHTS Business to Horizon Discovery Limited, an English private limited company, and Horizon Discovery Inc., a privately held Delaware corporation (together, the “Horizon Discovery Group”), pursuant to the Asset Purchase Agreement (the “Purchase Agreement”), dated as of May 14, 2014, with the Horizon Discovery Group, previously reported in the Company’s current report on Form 8-K filed with the SEC on May 15, 2014 (such transaction, the “Horizon Sale”). Under the terms of the Purchase Agreement, at the closing of the transaction, Zalicus received cash proceeds of $8.5 million from the Horizon Discovery Group, including $0.5 million as a closing adjustment for net working capital, subject to further specified adjustments post-closing for net working capital.

In connection with the Horizon Sale, Zalicus sublet its Cambridge, Massachusetts facility to Horizon Discovery Inc. (the “Sublease”). Pursuant to the Sublease, Horizon Discovery Inc. will pay to Zalicus approximately $0.09 million per month through May 2016 and approximately $0.13 million per month from June 2016 through January 2017, when Zalicus’ original lease for its Cambridge facility and the Sublease terminate. Zalicus’ obligations under its original lease remain and Zalicus will continue its payments to the Cambridge facility landlord of approximately $0.13 million per month through January 2017. Zalicus expects to recognize a loss on the Sublease of approximately $1.0 million because Zalicus’ costs under the original lease exceed the income under the Sublease. Because of the continuing cash flows under the Sublease, the historical results of operations of the cHTS Business do not meet the criteria to be classified as discontinued operations.

In connection with the Horizon Sale, Horizon Discovery Group offered employment to certain Zalicus employees, all of whom accepted. Upon accepting employment with Horizon Discovery Group and terminating employment with Zalicus, in accordance with the Zalicus stock option plan, the employees’ unvested stock options were forfeited and the employees will have a certain period of time to exercise vested options before the options expire.

Treatment of Stock Options and Warrants in the Merger

All Epirus stock options granted under the Epirus stock option plans (whether or not then exercisable) that were outstanding prior to the effective time of the merger, and all warrants to purchase Epirus capital stock that were outstanding prior to the effective time of the merger were exchanged for options to purchase Zalicus common stock or warrants to purchase Zalicus common stock, as applicable. After the effective time, all outstanding and unexercised Epirus stock options assumed by Zalicus may be exercised solely for shares of Zalicus common stock and all outstanding and unexercised warrants to purchase Epirus capital stock may be exercised solely for shares of Zalicus common stock. The number of shares of Zalicus common stock subject to each Epirus stock option or warrant assumed by Zalicus was determined by multiplying (a) the number of shares of Epirus common stock that were subject to such Epirus stock option or warrant, as in effect immediately prior to the effective time of the merger, by (b) the exchange ratio, as defined in the merger agreement, and rounding the resulting number down to the nearest whole number of shares of Zalicus common stock. The per share exercise price for the Zalicus common stock issuable upon exercise of each Epirus stock option or warrant assumed by Zalicus was determined by dividing (a) the per share exercise price of Epirus common stock subject to such Epirus stock option or warrant, as in effect immediately prior to the effective time of the merger, by (b) the exchange ratio and rounding the resulting exercise price up to the nearest whole cent. The exchange of the Epirus stock options for Zalicus stock options will be treated as a modification of the awards. The modification of the stock options is not expected to result in incremental compensation expense to be recognized upon closing of the merger.

Each Zalicus equity award issued and outstanding at the time of the merger remained issued and outstanding. For accounting purposes, the Zalicus equity awards will be assumed to have been exchanged for equity awards of Epirus, the accounting acquirer. As a result, the portion of the acquisition-date fair value of the Zalicus equity awards that is attributable to precombination service to Zalicus will be treated as a component of the purchase price. See Note 2, “Preliminary Purchase Price.”

2. Preliminary Purchase Price

Zalicus issued to Epirus equityholders a number of shares of its common stock (including in respect of outstanding Epirus options and warrants), which represents approximately 81% of the combined company, as determined by Zalicus and Epirus on June 25, 2014. The estimated preliminary purchase price, which represents the consideration transferred to the Zalicus stockholders in the reverse merger is calculated based on the number of shares of the combined company that Zalicus stockholders owned as of the closing of the merger. The accompanying unaudited pro forma condensed combined financial statements reflect an estimated purchase price of approximately $28.9 million, which consists of the following:

(in thousands, except share and per share amounts)
Estimated number of shares of the combined company to be owned by Zalicus stockholders(1)	26,358,910
Multiplied by the assumed price per share of Zalicus common stock(2)	$1.09

Estimated fair value of shares of combined company to be owned by Zalicus stockholders	$28,731
Estimated fair value of assumed Zalicus equity awards attributable to precombination service(3)	$200

Estimated purchase price	$28,931

(1)	Represents the number of shares of the combined company that Zalicus stockholders would own as of the closing of the merger pursuant to the merger agreement, which, for purposes of these pro forma financial statements, is calculated as 26,108,910 Zalicus shares outstanding as of July 15, 2014 plus the estimate of 250,000 Zalicus shares issuable pursuant to restricted stock units that vested immediately upon closing of the merger.

The number of shares of common stock Zalicus will issue to Epirus equityholders (including in respect of outstanding Epirus options and warrants), for purposes of these pro forma financial statements, is calculated pursuant to the terms of the merger agreement based on Zalicus’ and Epirus’ determination that Epirus equityholders will be issued a number of shares of its common stock that represents approximately 81% of the combined company, and shares of Zalicus common stock outstanding as of July 15, 2014, as follows:

Shares of Zalicus common stock outstanding as of July 15, 2014	26,108,910
Shares of Zalicus common stock issuable upon exercise of certain outstanding Zalicus stock options	250,000
Shares of Zalicus common stock subject to outstanding Zalicus restricted stock units	527,777

Adjusted outstanding shares of Zalicus common stock	26,886,687
Divided by the assumed percentage of Zalicus ownership of combined company	19%

Estimated adjusted total shares of common stock of combined company(*)	141,509,217
Multiplied by the assumed percentage of Epirus ownership of combined company	81%

Estimated shares of Zalicus common stock issued to Epirus upon closing of merger(*)	114,622,530

(*)	Does not recalculate as share calculations were performed at the individual shareholder level.

(2)	$1.09 is the closing trading price of Zalicus common stock on May 30, 2014. The fair value of the consideration transferred in the merger will be measured using the closing trading price of Zalicus common stock on the merger closing date. A 10% increase from the closing trading price of Zalicus common stock on May 30, 2014 would cause an increase in the fair value of consideration transferred by approximately $2.9 million. A 10% decrease from the closing trading price of Zalicus common stock on May 30, 2014 would cause a decrease in the fair value of consideration transferred by approximately $2.9 million.

(3)	Represents the portion of the acquisition-date fair value of assumed Zalicus equity awards that are attributable to precombination service. This amount will be determined based on the closing trading price of Zalicus common stock on the merger closing date, the number of Zalicus equity awards outstanding on the merger closing date, and the period of service provided by the holders of the awards prior to the merger closing date.

3. Preliminary Purchase Price Allocation

The allocation of the preliminary purchase price to the estimated fair values of assets acquired and liabilities assumed as of March 31, 2014, is as follows:

(in thousands)
Cash and cash equivalents	$19,518
Restricted cash	50
Prepaid expenses and other current assets	259
Property and equipment, net	1,704
In-process research and development	5,300
Goodwill	8,938
Restricted cash and other assets	1,800
Accounts payable	(1,297)
Accrued expenses and other current liabilities	(4,790)
Other liabilities	(500)
Deferred tax liabilities	(2,051)

Net assets acquired	$28,931

The purchase price allocation will remain preliminary until Epirus completes a final valuation of the assets acquired and liabilities assumed as of the merger closing date. The excess of consideration transferred over the estimated fair value of net identifiable assets acquired will be allocated to goodwill. The final determination of the allocation of consideration transferred is expected to be completed as soon as practicable, but will in no event exceed one year from the merger closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

For acquired working capital accounts such as prepaid expenses and other current assets, accounts payable and certain accrued expenses, Epirus determined that no preliminary fair value adjustments were required due to the short timeframe until settlement for these assets and liabilities.

In-process research and development, or IPR&D, represents the preliminary estimated fair value of Zalicus’ most-advanced purchased in-process program, Z944. The estimated fair value of IPR&D was determined based on estimates of expected future cash flows using an income approach. The present value of future cash flows was then determined utilizing an estimated risk-adjusted discount rate. The estimated fair value may be adjusted based upon the final valuation and any such adjustments could be significant. The final valuation is expected to be completed within one year from the merger closing date. IPR&D is recorded as an indefinite-lived intangible asset until completion or abandonment of the associated research and development projects. Accordingly, no amortization expense is reflected in the pro forma adjustments. Epirus will periodically evaluate the carrying value of this indefinite-lived intangible asset. If a program is completed, the carrying value of the related intangible asset will be amortized over the remaining estimated life of the asset beginning in the period in which the program is completed. If a program becomes impaired or is abandoned, the carrying value of the related intangible asset will be written down to its fair value and an impairment charge will be recorded in the period in which the impairment occurs. This intangible asset will be tested for impairment on an annual basis, or earlier if impairment indicators are present.

Goodwill represents the excess of the preliminary estimated purchase price over the preliminary estimated fair value of the assets acquired and liabilities assumed. Goodwill will not be amortized, but will be evaluated for impairment on an annual basis or more frequently if an event occurs or circumstances change that would more-likely-than-not reduce the fair value below its carrying amount. In the event that Epirus determines that the value of goodwill has become impaired, an impairment charge will be recorded in the period in which the determination is made.

The deferred tax liability of $2.1 million relates to the temporary difference associated with the $5.3 million preliminary estimated value of the IPR&D asset and has been estimated using a 38.7% effective tax rate.

4. cHTS Divestiture Pro Forma Adjustments

The following pro forma adjustments are based on preliminary estimates, which may change significantly as additional information is obtained and additional analyses are performed:

(a)	Represents estimated proceeds received from the Horizon Sale of $8.4 million, including $0.5 million as a closing adjustment for net working capital, subject to further specified adjustments post-closing for net working capital, and net of $0.1 million of estimated third-party transaction costs associated with the divestiture that are not already included in accrued liabilities as of March 31, 2014.

(b)	Represents the elimination of the assets and liabilities of the cHTS Business acquired by the Horizon Discovery Group in connection with the Horizon Sale.

(c)	To record the liability related to the $1.0 million loss expected to be recognized from the Sublease entered into in connection with the Horizon Sale.

(d)	To record the effect of the preliminary estimated net gain recognized on the Horizon Sale, including a loss of $1.0 million from the Sublease and a gain of $9.1 million from the Horizon Sale, based on the carrying values as of March 31, 2014 of the cHTS Business’ assets and liabilities being sold. Zalicus has not reflected a provision for income taxes related to the preliminary estimated net gain recognized on the Horizon Sale because it expects 2014 operating losses will be sufficient to offset this gain. In addition, to the extent the preliminary estimated net gain recognized on the Horizon Sale exceeds net losses incurred in 2014, Zalicus believes it has sufficient net operating loss carryforwards available to offset the remaining preliminary estimated net gain.

(e)	Represents the elimination of the historical financial results of the cHTS Business.

(f)	To record the income expected to be received from the Sublease entered into in connection with the Horizon Sale.

5. Accounting Policies and Merger Pro Forma Adjustments

Based on Epirus’ review of Zalicus’ summary of significant accounting policies disclosed in Zalicus’ financial statements, the nature and amount of any adjustments to the historical financial statements of Zalicus to conform their accounting policies to those of Epirus are not expected to be significant. Further review of Zalicus’ accounting policies and financial statements may result in required revisions to Zalicus’ policies and classifications to conform to Epirus’ accounting policies.

The following pro forma adjustments are based on preliminary estimates, which may change significantly as additional information is obtained:

(g)	To record the preliminary purchase price allocation, including the elimination of Zalicus’ deferred rent of approximately $0.4 million and the elimination of Zalicus’ lease incentive obligation of approximately $0.8 million. See Note 3, “Preliminary Purchase Price Allocation,” for additional information. In addition, Zalicus’ pro forma adjusted additional paid-in capital and accumulated deficit of approximately $394.1 million and $375.3 million, respectively, were eliminated.

(h)	To record a $7.4 million accrual as an estimate of both Epirus’ and Zalicus’ additional acquisition-related transaction costs that are not already included in accrued liabilities as of March 31, 2014. Of the $7.4 million of additional aggregate transaction costs, approximately $4.1 million relate to Epirus and have been reflected as an increase to accumulated deficit in the unaudited condensed combined pro forma balance sheet. The remaining approximately $3.2 million of transaction costs relate to Zalicus and have been recorded as an increase to goodwill.

(i)	To record the conversion of Epirus warrants to purchase Series A convertible preferred stock into warrants to purchase shares of common stock of the combined company.
(j)	To record the issuance of an estimated 102,881,899 shares of Zalicus common stock to Epirus stockholders, including the exchange of Epirus common stock and Epirus Series A convertible preferred stock for common stock of the combined company, net of the issuance of an estimated 11,740,631 shares of Zalicus common stock which could be issued in the future upon exercise of Epirus stock options and warrants. See Note 2, “Preliminary Purchase Price,” and Note 1, “Description of the Transactions and Basis of Pro Forma Presentation,” – Treatment of Stock Options and Warrants in the Merger, for additional information.
(k)	The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma combined net loss for the three months ended March 31, 2014 and for the year ended December 31, 2013. In addition, the numbers of shares used in calculating the pro forma combined basic and diluted net loss per share have been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding as of the closing of the merger. The estimated total numbers of shares of common stock of the combined company that would be outstanding as of the closing of the merger is calculated as the estimated adjusted total shares of common stock of the combined company of 141,509,217 as described in Note 2, “Preliminary Purchase Price,” less 250,000 shares of common stock issuable upon exercise of certain Zalicus stock options, 277,777 shares of common stock subject to outstanding restricted stock units that do not vest upon the closing of the merger and 11,740,631 shares of common stock which could be issued in the future upon exercise of Epirus stock options and warrants.

Zalicus Executives’ Potential Compensation

In accordance with the terms of their existing employment agreements, certain Zalicus executives are entitled to severance benefits in the event their employment is terminated subsequent to a change in control. Upon termination of employment without cause or upon resignation for good reason subsequent to the merger, the executives are entitled to receive an aggregate $1.5 million in cash, full acceleration of vesting of all outstanding equity awards and continued payment of health and dental insurance premiums for specified amounts of time.

All such amounts are not included as pro forma adjustments because the terminations represent actions that are required by the combined company and are not recurring in nature. Upon termination of these employees subsequent to the merger, the amounts will be recorded as expense by the combined company in its post-merger statement of operations and comprehensive loss. As noted above, for accounting purposes, the Zalicus equity awards will be assumed to have been exchanged for equity awards of Epirus. As a result, the portion of the acquisition-date fair value of the executives’ outstanding, unvested equity awards that is not attributable to precombination service to Zalicus will be recorded as expense upon such awards’ acceleration of vesting.

6. Subsequent Transactions

The unaudited pro forma condensed combined financial statements do not reflect the following transactions, which occurred subsequent to March 31, 2014:

Settlement of Epirus Convertible Notes

In April 2014, the $5.0 million principal amount of convertible notes, plus accrued but unpaid interest, was converted into 3,947,363 shares of Epirus’ Series B convertible preferred stock.

Issuance of Epirus Series B Convertible Preferred Stock

In April 2014, Epirus closed an initial Series B convertible preferred stock financing with an issuance of 24,409,444 shares at a price of $1.27 per share for aggregate proceeds of $31.0 million. The Series B convertible preferred stock accrues non-cumulative dividends at a rate of 8.0% per annum. Each share of Series B convertible preferred stock is convertible at the option of the holder, at any time and from time to time, into fully paid and non-assessable shares of common stock as is determined by dividing the original issuance price ($1.27 per share) by the then applicable conversion price of ($1.27 as of the date of issuance).

Termination of Epirus’ Agreement with Orygen Biotechnology

In September 2013, Epirus entered into a binding Heads of Agreement (“Orygen Heads of Agreement”) with Orygen Biotechnology (“Orygen”), a Brazilian corporation, for the negotiation of the terms of a definitive agreement under which Orygen would be granted exclusive rights to commercialize BOW015 in Brazil.

The Orygen Heads of Agreement, as extended by the parties, was terminated in May 2014. As consideration for entry into the Orygen Heads of Agreement, and the rights to be granted under the definitive agreement, Epirus received cash consideration of $0.3 million from Orygen in the three months ended March 31, 2014.

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger and Reorganization, dated as of April 15, 2014, by and among Zalicus Inc., EPIRUS Biopharmaceuticals, Inc. and BRunning, Inc., as amended (incorporated herein by reference to Appendices A and B to the Company’s Joint Proxy Statement/Prospectus contained in the Company’s Registration Statement on Form S-4/A filed with the SEC on June 4, 2014 (File No. 333-195818)).

*3.1	Certificate of Amendment to the Company’s Sixth Amended and Restated Certificate of Incorporation regarding increase to authorized shares.

*3.2	Certificate of Amendment to the Company’s Sixth Amended and Restated Certificate of Incorporation regarding reverse stock split.

*23.1	Consent of Ernst & Young LLP, independent registered public accounting firm, regarding the audited financial statements of the Former Entity.

*99.1	Press Release of EPIRUS Biopharmaceuticals, Inc., dated July 15, 2014 regarding the closing of the Merger.

*99.2	Press Release of EPIRUS Biopharmaceuticals, Inc., dated July 15, 2014 regarding board composition.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIRUS BIOPHARMACEUTICALS, INC.

By:	/s/ Amit Munshi
Name:	Amit Munshi
Title:	President and Chief Executive Officer

Dated: July 15, 2014

Index to Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger and Reorganization, dated as of April 15, 2014, by and among Zalicus Inc., EPIRUS Biopharmaceuticals, Inc. and BRunning, Inc., as amended (incorporated herein by reference to Appendices A and B to the Company’s Joint Proxy Statement/Prospectus contained in the Company’s Registration Statement on Form S-4/A filed with the SEC on June 4, 2014 (File No. 333-195818)).

*3.1	Certificate of Amendment to the Company’s Sixth Amended and Restated Certificate of Incorporation regarding increase to authorized shares.

*3.2	Certificate of Amendment to the Company’s Sixth Amended and Restated Certificate of Incorporation regarding reverse stock split.

*23.1	Consent of Ernst & Young LLP, independent registered public accounting firm, regarding the audited financial statements of the Former Entity.

*99.1	Press release of EPIRUS Biopharmaceuticals, Inc., dated July 15, 2014 regarding the closing of the Merger.

*99.2	Press release of EPIRUS Biopharmaceuticals, Inc., dated July 15, 2014 regarding board composition.

*	Filed herewith.